      As filed with the Securities and Exchange Commission on July 3, 1997

                                                      Registration No. 333-29297
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ---------------------

                              BIG CITY BAGELS, INC.
                 (Name of small business issuer in its charter)

        NEW YORK                      5461                      11-3137508
(State of Incorporation)   (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code Number)   Identification Number)

                                99 WOODBURY ROAD
                           HICKSVILLE, NEW YORK 11801
                             (516) 932-5050 (PHONE)
                            (516) 932-5056 (TELECOPY)
          (Address and telephone number of principal executive offices)

                            ---------------------

                                99 WOODBURY ROAD
                           HICKSVILLE, NEW YORK 11801
(Address of principal place of business or intended principal place of business)

                            ---------------------

                       MARK WEINREB, CHAIRMAN OF THE BOARD
                              BIG CITY BAGELS, INC.
                                99 WOODBURY ROAD
                           HICKSVILLE, NEW YORK 11801
                             (516) 932-5050 (PHONE)
                            (516) 932-5056 (TELECOPY)
            (Name, address and telephone number of agent for service)

                            ---------------------

                                   COPIES TO:
                             DAVID ALAN MILLER, ESQ.
                              PETER M. ZIEMBA, ESQ.
                            GRAUBARD MOLLEN & MILLER
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                             (212) 818-8800 (PHONE)
                            (212) 818-8881 (TELECOPY)

                            ---------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]_______

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]


                            ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                    PRELIMINARY PROSPECTUS DATED JULY , 1997
                              SUBJECT TO COMPLETION
                              BIG CITY BAGELS, INC.

  1,793,750 SHARES OF COMMON STOCK UNDERLYING CLASS A REDEEMABLE COMMON STOCK
                              PURCHASE WARRANTS

        2,293,750 NEW CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS

 2,293,750 SHARES OF COMMON STOCK UNDERLYING NEW CLASS A REDEEMABLE COMMON STOCK
                             PURCHASE WARRANTS

   500,000 SHARES OF COMMON STOCK UNDERLYING CLASS B REDEEMABLE COMMON STOCK
                             PURCHASE WARRANTS

         This Prospectus relates to 1,793,750 shares of common stock, par value $.001 per share ("Common Stock"), of Big City Bagels, Inc. ("Big City Bagels" or the "Company") issuable upon exercise of Class A Redeemable Common Stock Purchase Warrants ("Class A Warrants"). Each Class A Warrant currently entitles the registered holder thereof to purchase one share of Common Stock for $4.50 until May 6, 2000. The Company may redeem the Class A Warrants with the prior consent of Monroe Parker Securities, Inc. ("Underwriter"), the underwriter of the Company's initial public offering in May 1996 ("Public Offering"), at a price of $.05 per Class A Warrant at any time after they become exercisable upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $7.00 per share on 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given. The Company may redeem the Class A Warrants without the consent of the Underwriter on the same terms, provided that the last sale price of the Common Stock has been at least $8.00 per share on 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given.


         This Prospectus also relates to 500,000 shares of Common Stock issuable upon exercise of Class B Redeemable Common Stock Purchase Warrants ("Class B Warrants"). Two Class B Warrants, together, currently entitle the holder thereof to purchase one share of Common Stock for $8.00 until May 6, 2000. The Company may redeem the Class B Warrants, with the Underwriter's prior consent, at a price of $.05 per Class B Warrant at any time after they become exercisable upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $12.00 per share on 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given.

         Effective     , 1997, the Company will reduce the exercise price of the
Class A Warrants to $2.50 per share for a period of 60 days until       , 1997,
subject to the discretion of the Company to extend for up to an additional 30 days ("Special Exercise Period"). Accordingly, if exercised prior to the expiration of the Special Exercise Period, each Class A Warrant will entitle the holder to purchase one share of Common Stock for $2.50. In addition, for each Class A Warrant exercised, the holder thereof will be issued a new Class A Warrant to purchase one share of Common Stock ("New Class A Warrants") upon the expiration of the Special Exercise Period. If an aggregate of at least $2,000,000 of gross proceeds are derived from the exercise of the Class A Warrants during the Special Exercise Period, then (i) the exercise price of the Class A Warrants which are not exercised and the New Class A Warrants will remain at $2.50 per share until the expiration date of such warrants and (ii) the period of time during which the four executive officers of the Company will not sell their shares of Common Stock without the consent of the Underwriter will be extended from May 7, 1998 to December 31, 1998. If less than $2,000,000 of gross proceeds are derived from exercise of the Class A Warrants during the Special Exercise Period, the exercise price of the Class A Warrants which are not exercised and the New Class A Warrants will be $4.50 per share. The Class A Warrants may be exercised during the Special Exercise Period upon surrender of the certificate(s) evidencing the Class A Warrants at the offices of Continental Stock Transfer & Trust Company ("Warrant Agent") with the exercise form on the reverse side of the Class A Warrant Certificate completed and duly executed as indicated thereon, accompanied by full payment of the exercise price of $2.50 per share in cash or by certified or official bank check. The Underwriter has waived its 4% warrant solicitation fee with respect to any Class A Warrants exercised during the Special Exercise Period. See "Description of Securities -- Class A Warrants."

         During the Special Exercise Period, the Company also will reduce the exercise price of the Class B Warrants to $2.50 per share and will not require two Class B Warrants to be exercised in tandem to receive one share of Common Stock. Accordingly, if exercised prior to the Termination Date, each Class B Warrant will entitle the holder to purchase one share of Common Stock for $2.50. In addition, for each Class B Warrant exercised, the holder thereof will be issued a New Class A Warrant to purchase one share of Common Stock upon the expiration of the Special Exercise Period. After the Termination Date, two Class B Warrants, together, will entitle the holder thereof to purchase one share of Common Stock at the original exercise price of $8.00. The Class B Warrants may be exercised during the Special Exercise Period upon surrender of the certificate(s) evidencing the Class B Warrants at the offices of the Company with the exercise form on the reverse side of the Class B Warrant Certificate completed and duly executed as indicated thereon, accompanied by fully payment of the exercise price of $2.50 per share in cash or by certified or official bank check. See "Description of Securities -- Class B Warrants."


         The Common Stock and Class A Warrants are quoted on the Nasdaq SmallCap Market under the symbols BIGC and BIGCW, respectively. On June 30, 1997, the last sale price of the Common Stock and Class A Warrants were $4-7/8 and $4-3/4, respectively.

                      -------------------------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 7 AND "DILUTION" AT PAGE 13.

                     --------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                         PRICE TO           PROCEEDS TO
                                                                          PUBLIC            COMPANY(1)
Shares of Common Stock Underlying Class A Warrants
  (excluding the New Class A Warrants).........................            $2.50          $4,484,375.00
Shares of Common Stock Underlying Class B Warrants.............            $2.50          $1,250,000.00
Total.................................................................................    $5,734,375.00

(1) Before deducting expenses payable by the Company, estimated at $130,000.

               The date of this Prospectus is              , 1997.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Certain statements contained in the Prospectus Summary and elsewhere in this Prospectus regarding matters that are not historical facts, such as statements regarding growth trends in the bagel industry and the Company's growth strategy and expansion plans, are forward-looking statements (as such term is defined in the Securities Act). Since such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

         Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of an option ("Unit Purchase Option") granted in the Public Offering to the Underwriter to purchase up to an aggregate of 112,500 units ("Units"), each consisting of one share of Common Stock and one Class A Warrant, for $4.80 per Unit commencing on May 7, 1997 and does not include 335,000 shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted under the Company's 1996 Performance Equity Plan (the "1996 Plan"). See "Management -- 1996 Performance Equity Plan."

                                   THE COMPANY


         Big City Bagels operates and franchises upscale bagel bakery cafes under the Company's registered trademark "Big City Bagels'r'." These stores sell a wide variety of oversized, fresh baked bagels, including unique specialty bagels, and cream cheese spreads, muffins and other bakery products for take-out and eat-in consumption. Big City Bagels stores also sell salads, sandwiches, specialty coffees and other beverages. The Company owns six stores, which are located in California, Arizona and Utah. The Company also sells Big City Bagels franchises. Currently, there are nine franchises open and operating in California, Idaho and Minnesota. As of the date of this Prospectus, the Company has sold franchises to open an additional 32 stores, which are in various stages of development. The Company also sells its products wholesale to commercial accounts and food service operators.


         The Company seeks to ensure a high quality, consistent product by controlling the preparation and distribution of its bagel dough. This control is maintained by establishing regional commissaries in which bagel dough and other products are prepared and then delivered to surrounding Company-owned stores and franchises. The Company's bagels are then baked daily in accordance with the Company's quality control guidelines using a traditional technique which requires the bagels to be boiled and then baked. The Company currently owns and operates a commissary located in Costa Mesa, California, which services most existing Big City Bagels stores. The Company also has assisted one of its franchisees, who entered into an area development agreement with the Company to open 12 stores in the Minneapolis/St. Paul, Minnesota area, in establishing a commissary owned and operated by such franchisee in Minneapolis to service these stores. This commissary is required to adhere to the Company's strict quality control guidelines.

         The Company's objective is to become a leading national bagel store chain. The Company intends to achieve this objective by: (i) expanding its franchise operations; (ii) increasing the number of Company-owned stores by opening additional stores and acquiring existing bagel stores or chains; and
(iii) increasing revenues from sales to commercial and wholesale accounts. With respect to its franchise operations, the Company believes that its consistent product quality, visually-appealing, upscale store design and well-organized business operations will enable the Company to attract experienced, multi-unit franchisees to operate its stores. In order to attract potential franchisees, the Company plans to open Company-owned flagship stores in strategic geographic locations around the country. Such franchises would be serviced by regional commissaries, which the Company plans to use as additional stores are opened. The Company also intends to expand by acquiring existing bagel stores or chains and possibly other retail enterprises that the Company believes will enhance its operations. In determining whether to make an acquisition, the Company will consider, among other things, the size, location and existing operations of the acquisition candidate, as well as such candidate's potential to maximize growth and increase revenues. Although the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company is not a party to any agreements or commitments with respect to any acquisition.

         The Company was incorporated in New York on December 14, 1992. Its principal executive offices are located at 99 Woodbury Road, Hicksville, New York 11801 and its telephone number is (516) 932-5050.

                                                       THE OFFERING


Securities Offered..............   1,793,750 shares of Common Stock issuable upon
                                   exercise of Class A Warrants at a price of $2.50 per
                                   share during the Special Exercise Period and
                                   thereafter at a price of either $2.50 per share or
                                   $4.50 per share, depending on the amount of gross
                                   proceeds derived from the exercise of the Class A
                                   Warrants during the Special Exercise Period.  For
                                   each Class A Warrant exercised, the holder thereof
                                   will be issued a New Class A Warrant to purchase
                                   one share of Common Stock.  If an aggregate of at
                                   least $2,000,000 of gross proceeds are derived from
                                   the exercise of the Class A Warrants during the
                                   Special Exercise Period, then (i) the exercise price
                                   of the Class A Warrants which are not exercised
                                   and the New Class A Warrants will remain at $2.50
                                   per share until the expiration date of such warrants
                                   and (ii) the period of time during which the four
                                   executive officers of the Company will not sell their
                                   shares of Common Stock without the consent of the
                                   Underwriter will be extended from May 7, 1998 to
                                   December 31, 1998.  If less than $2,000,000 of
                                   gross proceeds are derived from exercise of the
                                   Class A Warrants during the Special Exercise
                                   Period, the exercise of the Class A Warrants which
                                   are not exercised and the New Class A Warrants
                                   will be $4.50 per share.

                                   2,293,750 shares of Common Stock issuable upon exercise
                                   of the New Class A Warrants at a price of either $2.50
                                   per share or $4.50 per share, depending upon whether
                                   the amount of gross proceeds derived from the exercise
                                   of the Class A Warrants during the Special Exercise
                                   Period aggregates at least $2,000,000.

                                   500,000 shares of Common Stock issuable upon exercise
                                   of Class B Warrants at a price of $2.50 per share
                                   during the Special Exercise Period and, thereafter,
                                   250,000 shares of Common Stock issuable upon exercise
                                   of Class B Warrants at a price of $8.00 per share. For
                                   each Class B Warrant exercised, the holder thereof will
                                   be issued a New Class A Warrant to purchase one share
                                   of Common Stock.

                                   See "Description of Securities"


Nasdaq SmallCap Symbols........... Common Stock:                       BIGC
                                   Class A Warrants:                   BIGCW
Common Stock Outstanding
  Prior to the Offering..........  4,932,021 shares
Common Stock to be Outstanding
  After the Offering.............. 7,225,771 shares(1)

Use of Proceeds................... Assuming all of the Class A Warrants and Class B
                                   Warrants are exercised at a per share price of $2.50,
                                   the Company will receive up to an aggregate of
                                   $5,604,375 in net proceeds. All proceeds received by
                                   the Company, if any, will be used for working capital
                                   and general corporate purposes, and for possible
                                   acquisitions of businesses complementary to the
                                   Company's operations. See "Use of Proceeds."

Risk Factors.......................The securities offered hereby are speculative and involve a high degree of risk and immediate substantial
                                   dilution and should not be purchased by investors who
                                   cannot afford the loss of their entire investment. See
                                   "Risk Factors" at page 7 and "Dilution" at page 13.

----------------------

(1) Assumes the exercise of all of the outstanding Class A Warrants and Class B Warrants. Does not include 2,293,750 shares of Common Stock issuable upon exercise of the New Class A Warrants.

                          SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                               YEAR ENDED                        THREE MONTHS ENDED
                                                              DECEMBER 31,                           MARCH 31,
                                                   ----------------------------------     --------------------------------
                                                          1995             1996                1996             1997
                                                          ----             ----                ----             ----
STATEMENT OF OPERATIONS DATA:
   Total revenues.................................         $1,550,255      $2,414,976          $  564,924       $  667,691
   Total costs and expenses.......................          2,377,104       4,952,427           1,197,567        1,470,297
   Net (loss).....................................           (826,849)     (2,537,451)           (632,643)        (802,606)
   Net (loss) per common share....................               (.28)           (.61)               (.21)            (.16)
   Weighted average common shares
     outstanding..................................          3,000,000       4,174,061           3,000,000        4,929,175


                                                                                       MARCH 31, 1997
                                                                          ---------------------------------------
BALANCE SHEET DATA:                                                             ACTUAL             AS ADJUSTED(1)
                                                                                ------             -----------
   Total assets........................................................         $3,006,697           $8,611,072
   Working capital.....................................................            394,200            5,998,575
   Total liabilities...................................................          1,114,939            1,114,939
   Accumulated deficit.................................................         (2,431,610)          (2,431,610)
   Total stockholders' equity..........................................          1,891,758            7,496,133

---------------------

(1) Gives effect to and assumes the exercise of all of the outstanding Class A Warrants and Class B Warrants at an exercise price of $2.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors.

         Limited Revenues and Significant and Continuing Losses. Since inception in December 1992, the Company has generated limited revenues and has incurred significant losses, including net losses of $826,849 and $2,537,451, respectively, for the years ended December 31, 1995 and 1996. The increase in net losses from 1995 to 1996 was primarily due to the amortization expense relating to the $1,000,000 bridge financing ("Bridge Financing") consummated by the Company in January 1996, and increases in employee salaries, interest, advertising, professional fees, insurance, travel, storage and distribution expenses. In addition, the Company incurred a net loss of $802,606 for the three months ended March 31, 1997, compared to a net loss of $632,643 for the three months ended March 31, 1996. The increase in net losses during the three months ended March 31, 1997 compared to the three months ended March 31, 1996 was primarily due to increases in officers and operating salaries, rent, advertising, insurance, professional fees, delivery and depreciation expenses. Losses are expected to continue at least through 1997. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its proposed expansion (including salaries of executive, marketing and other personnel), the Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations and the costs of continuing expansion. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

         Possible Need for Additional Financing. The Company is dependent on the proceeds of this Offering to finance its plans for expansion and to continue its operations beyond this fiscal year. The Company anticipates, based on currently proposed plans and assumptions relating to its operations and proposed expansion, that the proceeds of this Offering, together with projected cash flow from operations, will be sufficient to satisfy its anticipated cash requirements through the end of 1998. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or the proceeds of this Offering or cash flow prove to be insufficient to fund the Company's plans for expansion (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company may need to seek additional financing. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Dependence on Franchisees. The Company realizes a substantial portion of its revenues from sales of bagel dough to franchisees, initial franchise and area development fees and continuing royalty payments from its franchisees. The Company is therefore substantially dependent upon its ability to attract, retain and contract with suitable franchisees and the ability of franchisees to successfully open and operate their franchises. Should the Company experience difficulty in attracting suitable franchisees, or the franchisees encounter business or operational difficulties, the Company's revenues will be materially adversely affected. Such reduction in revenues also may negatively impact the Company's ability to sell new franchises. Consequently, the Company's financial prospects are directly related to the success of its franchisees in promoting the Big City Bagels concept and the success of each store, over which the Company has no direct control. There can be no assurance that the Company will be able to successfully develop new franchises or that the Company's franchisees will be able to successfully develop and operate stores. See "Business -- Franchising."

         Uncertainty of Expansion. Currently, 15 Big City Bagels stores are open and operating. In addition, the Company has sold franchises for an additional 32 stores. The opening and success of Big City Bagels stores depends on various factors, including customer acceptance of the Big City Bagels store concept in new markets, the availability of suitable sites, the negotiation of acceptable lease terms for new locations, the receipt of necessary permits and regulatory compliance, the ability to meet construction schedules, the financial and other capabilities of the Company and its franchisees, the ability of the Company to successfully manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company or its franchisees. See "Business -- Strategy."

         The Company's plans for expansion include acquiring existing bagel stores or chains and possibly other retail enterprises that the Company believes will complement its operations. No assurance can be given that the Company will be able to evaluate successfully the advisability of any particular acquisition or that it will successfully integrate, convert, or operate any acquired business. These acquisitions may not be subject to approval or review by the Company's shareholders. The Company's expansion also will require the implementation of enhanced operational and financial systems as well as additional management, operational and financial resources. Failure to implement these systems and add these resources could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth. See "Business -- Strategy."

         Food Service Industry. Food service businesses often are affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing businesses. Multi-unit food service chains such as the Company also can be materially adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. In addition, factors such as inflation, increased food, labor and employee benefit costs, regional weather conditions and the unavailability of experienced management and hourly employees also may materially adversely affect the food service industry in general, and the Company's results of operations and financial condition in particular. See "Business."

         Competition. The food service industry, in general, and the take-out sector, in particular, are intensely competitive. The Company competes, and can be expected to compete, against well-established food service companies with greater product and name recognition and larger financial, marketing and distribution capabilities than those of the Company, as well as innumerable local food establishments that offer similar products. In addition, the Company believes that the start-up costs associated with opening a retail food establishment offering products similar to those offered by the Company, on a stand-alone basis, are competitive with the start-up costs associated with opening a Big City Bagels store and accordingly, are not an impediment to entry of competitors into the retail bagel business. There can be no assurance that the Company can compete successfully in this complex market. See "Business -- Competition."

         Government Regulation. The Company's franchise operations are subject to regulation by the Federal Trade Commission (the "FTC") in compliance with the FTC's rule entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, which requires, among other things, that the Company prepare and update periodically a comprehensive disclosure document in connection with the sale and operation of its franchises. The Company and its franchisees also must comply with state franchising laws and a wide range of other state and local rules and regulations applicable to their business. Continued compliance with this broad federal, state and local regulatory network is essential and costly and the failure to comply with such regulations may have an adverse effect on the Company and its franchisees. Violations of franchising laws and/or state laws and regulations regulating substantive aspects of doing business in a particular state could subject the Company and its affiliates to rescission offers, monetary damages, penalties, imprisonment and/or injunctive proceedings. In addition, under court decisions in certain states, absolute vicarious liability may be imposed upon franchisors based upon claims made against franchisees. Even if the Company is able to obtain coverage for such claims, there can be no assurance that such insurance will be sufficient to cover potential claims against the Company. See "Business -- Government Regulation."

         Raw Material Cost Fluctuations; Dependence on Suppliers. As the Company expands its Company-owned store operations, the Company's operating results and financial condition may be materially adversely affected by fluctuations in the cost of flour, its primary raw material. Such costs are determined by constantly changing market forces over which the Company has no control. The Company has no long-term contracts with any of its suppliers. The loss of any of its suppliers could materially adversely affect the Company's business until alternative arrangements were secured. Although the Company believes that arrangements similar to those which the Company currently has with its suppliers could be secured with other suppliers, there can be no assurance of this. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Dependence on Key Personnel. The Company's operations are dependent on the efforts of Mark Weinreb, its Chairman of the Board and Chief Executive Officer, and Jerry Rosner, its President. Although the Company has entered into employment agreements with each of Messrs. Weinreb and Rosner with terms expiring on December 31, 1998, the loss of the services of these officers could have a material adverse effect on the Company, and there is no assurance that a suitable replacement could be found in the event of the death, disability or resignation of either of Messrs. Weinreb or Rosner. The Company has obtained key-person life insurance on the lives of Messrs. Weinreb and Rosner in the amount of $2 million each.

         Continuing Control by Management. Messrs. Mark Weinreb, Jerry Rosner, Stanley Raphael and Stanley Weinreb, each of whom is also a director of the Company, currently beneficially own, in the aggregate, approximately 58.2% of the Company's outstanding Common Stock. Assuming all of the outstanding Class A Warrants and Class B Warrants are exercised, these individuals will beneficially own, in the aggregate, 39.9% of the Company's Common Stock. In addition, these persons are parties to a shareholder agreement, pursuant to which each of them has agreed to vote his shares for the election of each of the others as a director of the Company as long as each such other person owns at least 100,000 shares of Common Stock. Accordingly, such shareholders, acting together, will be in a position to effectively control the Company, including the election of all of the directors of the Company. See "Management" and "Principal Shareholders."

         Broad Discretion in Application of Proceeds by Management; Potential Use of Portion of Net Proceeds for Unspecified Acquisitions. All of the estimated net proceeds from the exercise of the Class A Warrants and Class B Warrants has been allocated to working capital and general corporate purposes, including the costs of possible acquisitions of businesses complementary to the Company's operations. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. Although the Company has no agreements or commitments with respect to any acquisition, should an acquisition opportunity be identified by the Company, the Board of Directors will have the ability to approve such acquisition without seeking the approval of the shareholders of the Company. See "Use of Proceeds."

         Immediate and Substantial Dilution. This Offering involves an immediate and substantial dilution of $1.50 (60%) per share between the net tangible book value per share after the Offering and the reduced warrant exercise price of $2.50, assuming the exercise of all outstanding Class A Warrants and Class B Warrants. If less than all of the Class A Warrants and Class B Warrants are exercised, the dilution will be greater. See "Dilution."

         No Dividends. The Company never has paid dividends on its Common Stock. The Company intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

         Shares Eligible for Future Sale. Substantially all of the 4,932,021 currently outstanding shares of Common Stock have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom, including the exemption provided by Rule 144 under the Securities Act. Holders of 2,818,750 of such shares of Common Stock have agreed not to sell any of their shares without the prior consent of the Underwriter until May 7, 1998 (November 7, 1997 in the event that the closing bid price of the Common Stock exceeds $12.00 for 20 consecutive trading days). If an aggregate of at least $2,000,000 of gross proceeds are derived from the exercise of the Class A Warrants during the Special Exercise Period, the period of time during which the four executive officers of the Company, who directly or indirectly hold 2,855,456 shares of Common Stock, will not sell their shares of Common Stock without the consent of the Underwriter will be extended from May 7, 1998 to December 31, 1998. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock. However, the possibility that substantial amounts of Common Stock may be sold in the public market may have a material adverse effect on the market prices for the Common Stock. Additionally, as of the date of this Prospectus, the Company has reserved an aggregate of 2,600,750 shares of Common Stock for issuance upon exercise of the outstanding Class A Warrants, Class B Warrants, Purchase Option and other options. Sale of substantially all of the shares of Common Stock underlying such securities has been registered under the Securities Act. To the extent that the Class A Warrants, Class B Warrants and outstanding options are exercised, dilution of the percentage ownership of the Company's shareholders will occur, and any sales in the public market of the Common Stock underlying the Class A Warrants, Class B Warrants or outstanding options may materially adversely affect the prevailing market price for the Common Stock. See "Shares Eligible for Future Sale."

         Possible Volatility of Market Prices. The trading prices of the Common Stock and Class A Warrants could be subject to wide fluctuations in response to quarterly variations in operating results, failure to meet expectations of, or a change in recommendations by, securities analysts, announcements of new products by the Company or its competitors, government policy changes and other events or factors including factors outside the Company's control. Recent history relating to the market price of newly public companies indicates that the market price of the Common Stock and the Class A Warrants may be highly volatile following this Offering. See "Shares Eligible for Future Sale."


         Current Prospectus and State Securities Law Qualification Required to Exercise Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants at such times as the market price exceeds the exercise price, but there can be no assurance that the Company will be able to do so. Although the Company intends to qualify for sale the shares of Common Stock underlying the Class A Warrants, Class B Warrants and New Class A Warrants in most of those states in which the securities sold in the Company's Public Offering were offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if the Warrants cannot be exercised by holders because such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See "Description of Securities."


         Potential Adverse Effect of Redemption of Warrants. The Class A Warrants and Class B Warrants may be redeemed by the Company, with the consent of the Underwriter, at a price of $.05 per Warrant at any time after they become exercisable upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $7.00 per share (solely with respect to redemption of the Class A Warrants) or $12.00 per share (solely with respect to redemption of the Class B Warrants) on 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given. The Company also may redeem the Class A Warrants without the consent of the Underwriter on the same terms, provided that the last sale price of the Common Stock has been at least $8.00 per share on 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Class A Warrants and Class B Warrants."

         Possible Delisting of Securities from Nasdaq System. The Company's Common Stock and Class A Warrants are listed on the Nasdaq SmallCap Market ("Nasdaq"). On November 6, 1996, the Board of Directors of The Nasdaq Stock Market, Inc. approved changes to the maintenance requirements that companies listed on Nasdaq (such as the Company) must meet in order to have their securities listed on Nasdaq. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq and trading, if any, in the Company's securities would thereafter be conducted on the OTC Bulletin Board. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock was to become delisted from trading on Nasdaq and the trading price of the Common Stock was to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Company's securities, which could severely limit the liquidity of the Company's securities and the ability of purchasers in this Offering to sell such securities in the secondary market.

         Potential Adverse Effect of Issuance of Preferred Stock Without Shareholder Approval; Restriction on Issuance of Capital Stock. The Company's Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock with such rights, preferences and designations as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock and, in certain circumstances, depress the market price of the securities offered hereby. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing shares of Preferred Stock, there can be no assurance that the Company will not issue shares of Preferred Stock in the future. The Company has agreed not to issue any of its shares of capital stock until May 7, 1998 (November 7, 1997 in the event that prior thereto the closing bid price of the Company's Common Stock exceeds $12.00 for 20 consecutive trading days) without the prior written consent of the Underwriter, which consent may not be unreasonably withheld. See "Description of the Securities -- Preferred Stock."

                                 USE OF PROCEEDS

         Assuming that all of the outstanding Class A Warrants and Class B Warrants are exercised at a per share price of $2.50, the Company will receive up to an aggregate of $5,604,375 in net proceeds. However, there can be no assurance that all or any of the Class A Warrants and Class B Warrants will be exercised, and accordingly, there can be no assurance that the Company will receive any proceeds from their exercise. All proceeds received by the Company, if any, will be used for working capital and general corporate purposes, and for possible acquisitions of businesses complementary to the Company's operations. Currently, the Company has no agreements or commitments with respect to any such acquisition. Management will have significant discretion regarding how and when such proceeds will be applied.

                            PRICE RANGE OF SECURITIES

         Prior to the Company's initial public offering, there was no established trading market for the Company's securities. On May 7, 1996, the Company's Common Stock and Class A Warrants commenced quotation on Nasdaq under the symbols "BIGC" and "BIGCW," respectively. The following table sets forth the high and low bid prices for the Common Stock and Class A Warrants as reported by Nasdaq for the periods indicated. The prices represent inter-dealer quotations, which do not include retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.


      Period                                              Common Stock                     Class A Warrants
-------------------                                --------------------------        ----------------------
1996                                               High            Low               High             Low
----                                               ----            ---               ----             ---
   Second Quarter (from May 7, 1996).............. $ 9-5/8         $7-1/2            $5               $2-1/2
   Third Quarter..................................  10-1/2          7                 4-1/4            2-3/4
   Fourth Quarter.................................   7-3/8          2-1/2             3-1/2            1
1997

   First Quarter..................................   5-1/8          2-5/8             4-5/8            1
   Second Quarter ................................   5-7/8          4-1/4             5                3-1/8

         On June 30, 1997, the last sale prices for the Common Stock and Warrants as reported by Nasdaq were $4-7/8 and $4-3/4 respectively.

         As of June 30, 1997, there were 33 and 5 holders of record of the Company's Common Stock and Class A Warrants, respectively. The Company believes that there are in excess of 500 beneficial holders of its Common Stock and Class A Warrants.

                                    DILUTION

         As of March 31, 1997, the net tangible book value of the outstanding shares of the Company's Common Stock was $1,598,090, or approximately $0.32 per share. Net tangible book value per share represents the tangible assets of the Company less all liabilities, divided by the number of shares outstanding. Dilution represents the difference between the price per share of Common Stock paid by the warrantholders exercising their Class A Warrants and Class B Warrants pursuant to this Offering and the net tangible book value per share of Common Stock after the Offering. After giving effect to the sale of the shares of Common Stock offered hereby (assuming the exercise of all the outstanding Class A Warrants and Class B Warrants at a per share price of $2.50), the pro forma net tangible book value of the Company at March 31, 1997 would have been $7,202,465, or $1.00 per share. This represents an immediate increase in net tangible book value of $0.68 per share to existing shareholders and an immediate dilution of $1.50 per share to warrantholders exercising their Class A Warrants and Class B Warrants in this Offering. If less than all of the Class A Warrants and Class B Warrants are exercised, the dilution will be greater. The following table illustrates this dilution on a per share basis:

Class A Warrant and Class B Warrant exercise price per share...................................            $2.50
         Net tangible book value per share before Offering........................          $0.32
         Increase per share attributable to sale of Common Stock by Company upon
            exercise of Class A Warrants and Class B Warrants.............................   0.68
                                                                                            -----
Pro forma net tangible book value per share after the Offering.................................             1.00
                                                                                                           -----
Net tangible book value dilution per share to exercising warrantholders........................            $1.50
                                                                                                           =====

                                 CAPITALIZATION

         The following table sets forth (i) the capitalization of the Company at March 31, 1997 and (ii) the capitalization of the Company as of such date as adjusted to give effect to the issuance of 2,293,750 shares of Common Stock issuable upon exercise of all outstanding Class A Warrants and Class B Warrants at a per share price of $2.50. This table should be read in conjunction with the Financial Statements of the Company and the related Notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                        MARCH 31, 1997
                                                          -------------------------------------------
                                                           ACTUAL                        AS ADJUSTED
                                                          --------                      -------------
Long-term obligations:
  Long-term debt, less current portion...........          $121,676                          $121,676
Stockholders' equity:
  Preferred Stock, $.001 par value,
    1,000,000 shares authorized; no shares
    outstanding..................................                --                            --
  Common Stock, $.001 par value,
    10,000,000 shares authorized (25,000,000
    at July 2, 1997); 4,932,021 shares issued
    and outstanding, actual; 7,225,771 shares
    issued and outstanding, as adjusted..........             4,932                             7,226
  Additional paid-in capital.....................         4,348,436                         9,950,517
  Accumulated deficit............................        (2,431,610)                       (2,431,610)
  Unearned portion of compensatory stock.........           (30,000)                          (30,000)
                                                        -----------                      ------------
      Total stockholders' equity.................         1,891,758                         7,496,133
                                                         ----------                        ----------
      Total capitalization.......................        $2,013,434                        $7,617,809
                                                        ===========                        ==========



                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on its Common Stock and it is currently the intention of the Company not to pay cash dividends on its Common Stock in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial portion of the Company, general economic conditions and other pertinent factors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Company's financial statements and the notes thereto. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

RESULTS OF OPERATIONS

THREE MONTH PERIOD ENDED MARCH 31, 1997 COMPARED TO THREE MONTH PERIOD ENDED MARCH 31, 1996

         Revenues for the three months ended March 31, 1997, were $667,691, an 18% increase from revenues of $564,924 for the three months ended March 31, 1996. This increase was attributable to gains in the following areas: store and commissary product sales, royalty income and interest income. Store and commissary product sales increased $185,940, or approximately 44%, to $606,857 for the three months ended March 31, 1997 from $420,917 for the three months ended March 31, 1996. This increase was due to the maturing of Company-owned retail store operations, the acquisition of two new retail stores in the latter part of 1996, the acquisition of one new retail store in the first quarter of 1997, the growth of the wholesale business and increased commissary sales to franchise stores. There were no franchise fee revenues for the three months ended March 31, 1997, as compared with $120,000 of franchise fee revenues for the three months ended March 31, 1996, because no new franchise stores opened during this period. Revenue under franchise agreements is generally recognized when the franchise stores are opened. The Company has unearned franchise fee income of $329,250 at March 31, 1997, compared to $325,250 at March 31, 1996. Unearned franchise fee income represents non-refundable franchise fees which will be recognized as revenue as the related franchise stores are opened. Royalty income increased by $23,137, or 114%, to $43,354 from $20,217 in 1996. This was due to the maturing of operations of existing franchise stores and the commencement of operations of new franchise stores that opened in 1996. Interest income for the three months ended March 31, 1997 was $17,480, a 361% increase from the interest income for the three months ended March 31, 1996, resulting from the cash proceeds of the Company's initial public offering in May 1996, which were deposited into interest bearing accounts.

         During the three months ended March 31, 1997, the Company entered into one new franchise area development agreement (three stores), none of which stores were opened by March 31, 1997, as compared to a single store franchise agreement and a twelve store area development agreement for the three months ended March 31, 1996.

         Cost of sales were $358,656, representing 59% of net sales for the three months ended March 31, 1997 compared to $205,722 or 49% for the three months ended March 31, 1996. The increase in cost of sales as a percentage of sales was primarily attributable to an increase in sales from the commissary to the franchisees and increased sales from the wholesale business, which generally represent a lower gross profit percentage. The increase in cost of sales of $152,934 was primarily due to increased store revenues resulting from the additional stores acquired, increased wholesale business and increased sales to franchisees.

         Selling, general and administrative expenses (SG&A) were $1,098,673 for the three months ended March 31, 1997, a 105% increase from $534,810 for the three months ended March 31, 1996. This increase was primarily a result of: a $198,520 increase in salaries from $220,112 for the three months ended March 31, 1996 to $418,632 for the three months ended March 31, 1997, due to the hiring of management and administrative personnel and increases in officers' salaries; and increases of $31,377 in rent, $34,920 in advertising, $40,161 in insurance, and $69,676 in professional fees that were mandated by a growing business.

         Amortization of debt discount on the promissory notes ("Bridge Notes") issued in January 1996 in connection with the Company's Bridge Financing for the three months ended March 31, 1996 was $426,483. There was no amortization of debt discount on Bridge Notes for the three months ended March 31, 1997.

         Interest expense decreased by $17,584 during the three months ended March 31, 1997 primarily due to the repayment of the $1,000,000 of Bridge Notes in May 1996.

         The net loss for the three months ended March 31, 1997 was $802,606, compared to a net loss of $632,643 for the three months ended March 31, 1996. The primary reasons for the current period loss were primarily due to the increases in officers and operating salaries, rent, advertising, insurance, professional fees, delivery, and depreciation expenses.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

         Revenues for the year ended December 31, 1996 were $2,414,976, compared to $1,550,255 for the year ended December 31, 1995, a 55.8% increase. This increase was attributable to gains in the following areas: store and commissary products sales, franchise fees, royalty income, and interest income. Store and commissary products sales were $1,888,306 for the year ended December 31, 1996, compared to $1,486,054 for the year ended December 31, 1995, a 27.1% increase. This increase was due to the maturing of Company-owned retail operations, the acquisition of two new retail stores in the latter part of 1996, the growth of the wholesale business and increased commissary sales to franchise stores which opened in 1996. Franchise fee income was $309,250 for the year ended December 31, 1996, compared to $40,000 for the year ended December 31, 1995, a 673.1% increase. Revenue under franchise agreements generally is recognized when the franchise stores are opened. Eleven stores opened during 1996 (one store left the franchise system). Royalty income was $126,820 for the year ended December 31, 1996, compared to $22,147 for the year ended December 31, 1995, a 472.6% increase. This was due to the maturing of operations of existing franchise stores and the initial operations of new franchise stores that opened in 1996. Interest income for the year ended December 31, 1996 was $75,634, resulting from the cash proceeds of the initial public offering, which were deposited into interest bearing accounts.

         The Company had unearned franchise fee income of $263,750 as of December 31, 1996, compared to $309,250 as of December 31, 1995. Unearned franchise fee income represents non-refundable franchise fees which will be recognized as revenue as the related franchise stores are opened. In 1996, the Company entered into four new franchise agreements and two new area development agreements (one twelve store agreement and one three store agreement), none of which stores were opened by December 1996. During 1995, the Company signed three individual franchise agreements and entered into three area development agreements (each having three store territories). One of these three store area development agreements was terminated in 1996.

         Cost of sales were $1,029,955, representing 54.5% of net sales for the year ended December 31, 1996, compared to $667,394 or 44.9% for the year ended December 31, 1995. The increase in cost of sales as a percentage of sales was primarily attributable to an increase in sales from the commissary to the franchisees and increased sales from the wholesale business which generally represent a lower gross profit percentage. The increase in cost of sales of $362,561 was primarily due to increased store revenues resulting from the additional stores acquired, increased wholesale business and increased sales to franchisees.

         Selling, general and administrative expenses (SG&A) were $3,163,820 for the year ended December 31, 1996, an 88.1% increase from $1,681,892 for the year ended December 31, 1995. This increase was primarily due to: a $564,177 increase in salaries from $674,443 in 1995 to $1,238,620 in 1996, resulting from the hiring of management and administrative level personnel and increases in officers' salaries; and increases of $172,104 in advertising, $90,761 in insurance, $209,123 in professional fees and $46,057 in travel expenses that were mandated by a growing business.

         Amortization of debt discount on the Bridge Notes issued in January 1996 in connection with the Bridge Financing for the year ended December 31, 1996 was $683,542. There was no such amortization for the prior year. See "-- Liquidity and Capital Resources" and Notes to Financial Statements.

         Interest expense increased by $47,292 during the year ended December 31, 1996 due to the interest on the $1,000,000 of Bridge Financing, shareholders loans and capital lease obligations.

         The net loss for the year ended December 31, 1996 was $2,537,451, compared to a net loss of $826,849 for the year ended December 31, 1995. The primary reasons for the current year loss were due to the amortization expense of the Bridge Financing, and increases in officers and operating salaries, interest, advertising, professional fees, insurance, travel, storage and distribution expenses.

LIQUIDITY AND CAPITAL RESOURCES

         In May 1996, the Company completed its initial public offering, at which time it received net proceeds of approximately $4,100,000, of which $1,000,000 was used to repay the Bridge Notes and $375,000 of which was used to repay a portion of shareholder loans.

         Cash and United States Treasury Bills at March 31, 1997 were $1,112,926, compared to $1,661,026 at December 31, 1996. This decrease was attributable to the Company funding its operating losses and the Company's acquisition of one of its franchise stores.

         Accounts receivable increased to $115,783 at March 31, 1997, from $110,063 at December 31, 1996. This increase was primarily due to increases in commissary sales to franchisees and the Company's wholesale business.

         Inventory decreased to $67,841 at March 31, 1997, from $74,272 at December 31, 1996, due to tighter inventory controls.

         Prepaid expenses and other current assets as of March 31, 1997 have not changed significantly compared to December 31, 1996.

         During the three months ended March 31, 1997, the Company borrowed $225,000 against its investment in United States Treasury Bills, enabling the Company to maintain its investments until maturity. This debt was repaid in April 1997.

         Shareholders' loans decreased to $63,768 at March 31, 1997 from $87,468 at December 31, 1996. This decrease was attributable to the scheduled repayment of these loans.

         The current portion of capital lease obligations decreased to $48,144 at March 31, 1997 from $51,918 at December 31, 1996 as a result of the Company making the required payments during this period.

         The noncurrent portion of capital lease obligations decreased to $121,676 at March 31, 1997 from $132,926 at December 31, 1996 as a result of the Company making the required payments during this period.

         The combination of accounts payable and accrued expenses increased to $310,720 at March 31, 1997 from $268,334 at December 31, 1996. This increase was primarily due to the growth of the Company.

         At March 31, 1997, the Company had $394,200 of working capital and a current ratio of 1.40 to 1.

         The Company's operating activities used net cash of $1,960,103 and $632,009 during the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, as compared to net cash used in operations of $280,646 and $329,004 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. These increases were primarily due to the increase of the Company's net loss, which was funded from the proceeds of the Public Offering.

         The Company intends to reduce its cash expenses and improve its liquidity by taking the following actions, as necessary:

         Since April 1, 1997, the Company has not made the $12,000 aggregate per month payments required under the terms of the Shareholder Loans. Mark Weinreb, Stanley Weinreb and Stanley Raphael have agreed to continue to forego monthly repayment of the Shareholder Loans until the earlier of January 1, 1998 or such time as the Company has $750,000 of funds in bank accounts, money market funds and United States

         Treasury bills ("Liquidity Date"). In addition, until December 31, 1997, each of Mark Weinreb, Stanley Weinreb and Stanley Raphael have agreed to loan the Company, at an interest rate of 12% per annum, up to $100,000 if the Company has less than $25,000 of funds in bank accounts, money market funds and United States Treasury bills. See "Certain Relationships and Related Transactions."

         Commencing July 1, 1997, Mark Weinreb and Jerry Rosner have agreed to permit the Company to accrue without interest $3,500 of each of their respective salaries per month until the earlier of January 1, 1998 or the Liquidity Date. See "Management -- Employment Agreements."

         Although the Company has no present need to raise additional capital to support its existing operations for the balance of this fiscal year, the Company does believe it will need to obtain financing from outside sources to support its operations beyond this fiscal year and to support its plans for growth.

         The Company anticipates increasing revenues and thereby generating operating cash flow in the future by implementing the following actions:

          Increasing Product Sales. The Company intends to open new Company-owned retail stores and expects increased sales from its commissary in California to new franchise stores. The Company has centralized its wholesale business activity for its California Company-owned stores and expects this business to grow due to an increase in name recognition, product acceptance and additional sales efforts.

          Expanding Franchise Operations. The Company will continue to utilize capital to increase franchise sales by advertising in national and regional publications and business magazines. In January 1997, the Company hired a Vice President of Franchising who is responsible for expanding franchise operations in the middle and western United States and for exploring non-traditional franchising relationships. The Company expects to increase its franchise sales by opening or acquiring additional Company-owned flagship stores in markets that would generate interest for experienced multi-store developers to enter into area development agreements.

          Making Acquisitions. The Company completed the acquisition of three previously franchised stores in Scottsdale and Mesa, Arizona in October 1996 and in Park City, Utah in February 1997. The Company intends to acquire other bagel stores or complementary types of retail outlets which provide entry into new markets.

                                    BUSINESS

OVERVIEW


          Big City Bagels operates and franchises upscale bagel bakery cafes under the Company's registered trademark "Big City Bagels'r'." These stores sell a wide variety of oversized, fresh baked bagels, including unique specialty bagels, and cream cheese spreads, muffins and other bakery products for take-out and eat-in consumption. Big City Bagels stores also sell salads, sandwiches, specialty coffees and other beverages. The Company owns six stores, which are located in California, Arizona and Utah. The Company also sells Big City Bagels franchises. Currently, there are nine franchises open and operating in California, Idaho and Minnesota. As of the date of this Prospectus, the Company has sold franchises to open an additional 32 stores, which are in various stages of development. The Company also sells its products wholesale to commercial accounts and food service operators.


INDUSTRY BACKGROUND

          The increased demand by American consumers for healthy, appetizing and economical food products has impacted the consumer food products industry significantly. The Company believes that American consumers are actively seeking inexpensive ways to reduce fat intake and improve the nutritional content of their diets without having to sacrifice flavor. Not only do bagels have a significantly lower fat content than foods typically purchased for breakfast take-out such as donuts and pastries, but they are tasty, satisfying and inexpensive. Accordingly, the Company believes that consumers perceive bagels to be a healthy alternative and a good value.

          The popularity of bagels has increased significantly throughout the country. Industry surveys indicate that national bagel sales grew to $1.6 billion in 1995, from $429 million in 1993. It is estimated that bagel sales reached $2.3 billion in 1996. According to the United States Department of Commerce, it is estimated that the average American consumed approximately 14 bagels in 1993, approximately 22 bagels in 1995 and approximately 26 bagels in 1996.

          The bagel industry predominantly consists of small operations of one or a few stores and larger chains that generally have the bagel dough prepared at each retail location or at independently-operated regional facilities. As a result, bagel quality can vary from location to location within these chains. The Company believes that its ability to prepare consistent quality bagels and distribute such product nationally places the Company at an advantage over these chains. While there are certain chains that prepare their bagels in regional commissaries similar to the Company's, the Company believes that its oversized, freshly baked bagels and the visually-appealing, upscale design of its stores will enable the Company to compete successfully against such companies. See "Business -- Competition."

STRATEGY

          The Company's objective is to become a leading national bagel store chain. The Company intends to achieve this objective by (i) expanding its franchise operations; (ii) increasing the number of Company-owned stores by opening additional stores and acquiring existing bagel stores or chains; and
(iii) increasing revenues from sales to commercial and wholesale accounts. With respect to its franchise operations, the Company believes that its consistent product quality, visually-appealing, upscale store design and well-organized business operations will enable the Company to attract experienced, multi-unit franchisees to operate its stores. In order to attract potential franchisees, the Company plans to open Company-owned flagship stores in strategic geographic locations around the country. Such franchises would be serviced by regional commissaries, which the Company plans to use as additional stores are opened. The Company also intends to expand by acquiring existing bagel stores or chains and possibly other retail enterprises that the Company believes will enhance its operations. In determining whether to make an acquisition, the Company will consider, among other things, the size, location and existing operations of the acquisition candidate, as well as such candidate's potential to maximize growth and increase revenues. Although the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company is not a party to any agreements or commitments with respect to any acquisition.

RECENT ACQUISITIONS

          In December 1996, the Company acquired one of its franchises located in Scottsdale, Arizona for approximately $29,000 in cash and forgiveness of debt, 54,055 shares of Common Stock and the assumption of $136,000 in capital lease obligations. Also in December 1996, the Company acquired one of its franchises located in Mesa, Arizona for approximately $33,000 in cash and forgiveness of debt, 60,952 shares of Common Stock and the assumption of $45,000 in capital lease obligations. In February 1997, the Company acquired one of its franchises located in Park City, Utah for approximately $84,000 in cash and forgiveness of debt and 8,264 shares of Common Stock.

PRODUCTS AND DISTRIBUTION

          The Company seeks to provide its customers with consistent quality products, primarily bagels, cream cheese spreads and muffins, and excellent service in a visually-appealing, upscale environment. The proprietary recipes for the Company's unique products were created by Jerry Rosner, President of the Company, drawing upon his 20-plus years of bagel-making experience. Utilizing these recipes, the Company's bagel dough is prepared in its regional commissaries and then delivered to surrounding Company-owned stores and franchises. The Company's bagels are then baked in each store daily in accordance with the Company's quality control guidelines using a traditional technique which requires the bagels to be boiled and then baked. Cream cheese spreads and muffins also are prepared in each store daily in accordance with the Company's quality control guidelines from ingredients purchased from independent suppliers. While bagel and cream cheese sales currently represent a significant portion of retail sales, the stores also offer a variety of breakfast and lunch bagel sandwiches, soups, freshly baked muffins and other bakery products, gourmet coffee and espresso drinks, juices and a variety of soft drinks. In addition, the Company offers innovative products, such as bagel pockets and three-foot party bagels, and imaginative catering platters to service its customers.

          The Company believes that it has developed significant know-how and technical expertise for replicating the Company's bagels in various locations and conditions to produce a high-quality product more commonly associated with smaller bakeries. The Company believes this system enables Big City Bagels stores to provide its customers with consistent quality products, thereby helping to build brand name awareness and customer loyalty. The Company currently owns and operates a commissary located in Costa Mesa, California, which services most existing Big City Bagels stores. The Company also has assisted one of its franchisees, who entered into an area development agreement with the Company to open 12 stores in the Minneapolis/St. Paul, Minnesota area, in establishing a commissary owned and operated by such franchisee in Minneapolis to service these stores. This commissary is required to adhere to the Company's strict quality control guidelines. By supplying the Company- owned stores and franchises with bagel dough, the Company is able to control the quality of its bagel products sold in the stores.

STORE DESIGN AND LOCATIONS

          Big City Bagels stores are designed to be upscale bagel bakery cafes that are efficient as well as visually appealing. Most of the products sold in the stores are uniquely presented in large, attractive display cases to provide customers with the opportunity to see the products they wish to purchase. The display cases are typically located near the store entrance and where customers place their orders to attract customers and promote spontaneous purchases.

          The Company's store design is adaptable to various site locations, including shopping centers, free-standing units, drive-thrus and commercial sites, which are selected on heavily-traveled thoroughfares. The Company believes that its concept also could be applied to smaller "satellite" stores, such as kiosks located in airports, commercial buildings and shopping malls. Big City Bagels stores are typically highly visible and easily accessible. The stores generally are located within a three-mile radius of at least 30,000 residents in an area with a mix of both residential and commercial properties. The average store is approximately 1,600 to 2,200 square feet with a seating capacity of 20 to 60 persons. Although the stores may vary in size, store layout and design are generally consistent and typically include, among other things, a traditional, bakery-style tin ceiling, glass display cases, a menu board and a neon sign in the form of the Company's logo.

          The following table sets forth by location the number of currently open Company-owned stores and franchises and the number of franchises that have been sold but not yet opened:


                                                                Franchises Sold               Total
Location                                 Stores Open           But Not Yet Opened             Stores
--------                                 -----------           ------------------             ------
Arizona............................          2(1)                      3                         5(1)
California.........................          8(2)                      4                        12(2)
Idaho..............................          1                         1                         2
Minnesota..........................          3                         9                        12
Nevada.............................          0                         1                         1
Texas..............................          0                        12                        12
Utah...............................          1(3)                      0                         1
Washington.........................          0                         2                         2
                                            ---                       ---                       ---
          Total....................         15                        32                        47


-----------------------------
(1)       Includes two Company-owned stores.
(2)       Includes three Company-owned stores.
(3)       Includes one Company-owned store.

FRANCHISING

          The Company offers single unit and multi-unit franchises throughout the United States. The Company currently is permitted to offer and sell its franchises in over 40 states. The Company attempts to attract suitable franchisees who are committed to the Company's high standards of product quality and customer service. All franchisees are required to operate their stores in accordance with the guidelines set forth in the Company's franchise and area development agreements and the standards detailed in the Company's operations and administration manuals. The Company conducts regular inspections of its franchised stores to determine whether the stores meet applicable standards and works with franchisees to improve performance.

          The Company assists franchisees in site selection by reviewing market demographics, visiting the sites and giving final approval. During the design phase, all blueprints are reviewed and approved by the Company and discussed with the franchisee. A franchisee is required to purchase bagel dough, muffin mixes, cream cheese and "Big City Bagels" branded products only from the Company or suppliers designated by the Company. A franchisee may purchase the equipment necessary to operate a Big City Bagels store from any vendor of its choice, provided that such vendor has been approved by the Company and meets the Company's equipment specifications. However, all franchises are required to purchase and use a cash register system designed to furnish the Company with reports and to provide franchisees with optimal cash controls and ensure that they have access to information that the Company believes will assist franchisees in operating their business.

          Prior to opening a new store, the Company offers to all of its franchisees an extensive training program run by the Company, which includes classroom training in administrative record keeping, marketing and advertising and inventory control, and training in baking, food preparation and store operations. The Company also provides on-site personnel immediately prior to and during each store's opening. After a store opens, the Company monitors operational results, visits stores for on-site consultation and provides advice based on the experience of other franchisees. Management of the Company reviews franchise store sales monthly and provides operational assistance as necessary.

          The Company provides extensive field support services to its franchisees in an effort to help franchisees maximize business and financial management, achieve local market area penetration, maintain quality control and customer service excellence, stay abreast of new product developments, provide advertising services and to allow the franchisees the opportunity to share new business ideas with the Company.

          The Company's current franchise agreements require payments to the Company of a $30,000 initial franchise fee per store and a monthly 4% royalty on gross sales (exclusive of sales taxes). In addition, franchisees are required to spend 2% of gross sales on local advertising and at least $5,000 to advertise and promote grand openings. Franchise agreements provide each franchisee with the exclusive right to open the franchise within a defined geographic area. Each franchise agreement is for a term of ten years, with the right to renew for an additional ten years at no additional fee. The franchise agreement also requires a franchisee to find a suitable store location within 180 days of signing the agreement. The Company estimates that a franchisee's cost to open a Big City Bagels store, including the initial franchise fee, cost of construction, leasing of space and other start-up expenses, is approximately between $285,000 and $330,000. A period of approximately six to eight months generally elapses between the signing of a franchise agreement and the opening of a store.

          The Company also offers franchisees the opportunity to enter into area development agreements, which provide that a franchisee may open a specific number of stores within a specific area of exclusivity. The area of exclusivity is negotiated prior to the signing of the area development agreement and varies by agreement as to size of the area, the number of stores required and the schedule for store development and opening. Upon signing the area development agreement, fees are paid to the Company in the following manner: a $30,000 franchise fee is paid for the first store, as well as a $12,750 area development fee for each additional store to be developed. A reduced franchise fee of $25,500 per store is payable when the franchise agreement for each additional location is executed, with a credit given for the previous $12,750 area development fee paid.

COMPETITION

          The food service industry, in general, and the bagel industry, in particular, are intensely competitive with respect to food quality, concept, location, service and price. As a bagel retailer and franchisor, the Company competes in a number of different markets with a number of different competitors, including well-established food service companies with greater product and name recognition and larger financial, marketing and distribution capabilities than those of the Company, as well as innumerable local food establishments that offer similar products. In addition, the Company believes that the start-up costs associated with opening a retail food establishment offering products similar to those offered by the Company, on a stand-alone basis, are competitive with the start-up costs associated with opening a Big City Bagels store and, accordingly, are not an impediment to entry of competitors into the retail bagel business.

          The Company faces competition in the bagel industry from independent stores, larger chain stores and franchisors such as Bruegger's Corp., Einstein/Noah Bagel Corporation, Manhattan Bagel Company, Inc. Chesapeake Bagel Bakery, Big Apple Bagels and New York Bagel Enterprises. The Company's bagel stores also compete with take-out restaurants, fast food restaurants, delicatessens and prepared food stores, as well as with supermarket bakeries and convenience stores.

          As a franchisor, the Company competes for qualified franchisees with a wide variety of investment opportunities both in the restaurant business and in other industries. In this respect, the Company believes that its consistent product quality, visually-appealing, upscale store design and well-organized business operations help the Company to compete favorably, especially against bagel franchisors, although it should be noted that the Company is a relatively minor newcomer in the industry and its competitors are well-established, have greater name recognition and financial resources and command a greater share of the market than the Company.

ADVERTISING

          The Company currently advertises and plans to continue advertising its franchises in its retail stores, newspapers and business opportunity magazines. The Company and its franchisees also advertise in local newspapers and through direct mailings. Franchisees are required to spend 2% of gross sales on local advertising and to contribute 1% of monthly gross sales to a national advertising cooperative. However, as of the date of this Prospectus, a national fund has not been established.

TRADEMARKS AND SERVICE MARKS

          The Company's trademark "Big City Bagels'r'," its service mark "A Bigger Bagel for Less Dough!'r'" and its distinctive logo are registered with the United States Patent and Trademark Office pursuant to federal law. The Company's franchise agreements provide all of its franchisees with the nonexclusive right to use the Company's registered trademark and service mark. The Company considers its marks to be material to its business in that the Company seeks to develop a strong association between such marks and the Company's high quality food and stores in the minds of consumers. The Company has been advised that an entity has registered the name Big City Bagels in Benelux and the Company may not be able to use its name in Belgium, Luxembourg and the Netherlands. This entity currently has applications pending throughout Europe to register the Big City Bagels trademark and if approved, the Company may not be able to use its trademark in Europe.

GOVERNMENT REGULATION

          The Company and its franchisees are required to comply with federal, state and local government regulations applicable to consumer food service businesses generally, including those relating to the preparation and sale of food, minimum wage requirements, overtime, working and safety conditions and citizenship requirements, as well as regulations relating to zoning, construction, health, business licensing and employment. The Company believes that it is in material compliance with these provisions. Continued compliance with this broad federal, state and local regulatory network is essential and costly, and the failure to comply with such regulations may have an adverse effect on the Company and its franchisees.

          The Company's operations are subject to regulation by the FTC in compliance with the FTC's rule entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, which requires, among other things, that the Company prepare and update periodically a comprehensive disclosure document, known as the Uniform Franchise Offering Circular ("UFOC"), in connection with the sale and operation of its franchises. In addition, some states require a franchisor to register its franchise with the state before it may offer the franchise. The Company believes that its UFOC, together with any applicable state versions or supplements, complies with both the FTC guidelines and all applicable state laws regulating franchising in those states in which it has offered franchises. The Company has revised its offering circular and is substantially in compliance with the UFOC guidelines which became effective on January 1, 1995. The UFOC document has been written in plain English and certain of the current disclosure items have been expanded and/or eliminated. The revisions have not had an effect upon the Company's operations.

          In addition to the rules governing the offer and sale of franchises, the Company also is subject to a number of state laws that regulate substantive aspects of the franchisor-franchisee relationship, including, but not limited to, those concerning termination and non-renewal. These laws govern the termination and/or non-renewal of the franchise agreement and, by and large, require the franchisor to have good cause, reasonable cause or just cause in order to terminate or not renew the franchise agreement. In addition, some of these laws provide for longer cure periods than which currently exist in the Company's franchise agreement.

          Each store is subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new store. The Company believes that it is in substantial compliance with the applicable laws and regulations governing its operations.

          While the Company intends to comply with all federal and state laws and regulations, there can be no assurance that it will continue to meet the requirements of such laws and regulations, which, in turn, could result in a withdrawal of approval to franchise in one or more jurisdictions. Any such loss of approval would have a material adverse effect upon the Company's ability to successfully market its franchises. Violations of franchising laws and/or state laws and regulations regulating substantive aspects of doing business in a particular state could subject the Company and its affiliates to rescission offers, monetary damages, penalties, imprisonment and/or injunctive proceedings. The state laws and regulations concerning termination and non-renewal of franchisees are not expected to have a material impact on the Company's operations. In addition, under court decisions in certain states, absolute vicarious liability may be imposed upon franchisors based upon claims made against franchisees. Even if the Company is able to obtain coverage for such claims, there can be no assurance that such insurance will be sufficient to cover potential claims against the Company. Further, there can be no assurance that existing or future franchise regulations will not have an adverse effect on the Company's ability to expand its franchise program.

PROPERTIES

                                                        Approximate                                    Approximate
                                                          Square                                         Annual
Location                  Use                             Footage      Lease Expiration               Lease Payments
---------                 ---                             --------     -----------------               -------------
Hicksville, NY            Principal executive              1,500         Month-to-month                   $19,800
                          office

Costa Mesa, CA            Offices                          2,400         December 1997                    $32,640

Costa Mesa, CA            Commissary/Company               4,400         November 1998;                   $53,250
                          store                                          renewable for two
                                                                         successive five-year
                                                                         terms

Costa Mesa, CA            Storage space                      900         July 1997;                        $7,800
                                                                         renewable for two
                                                                         successive one-year
                                                                         terms

Costa Mesa, CA            Company store                    1,750         March 1998;                      $54,700
                                                                         renewable for two
                                                                         successive five-year
                                                                         terms

Laguna Niguel, CA         Company store                    1,600         March 1999;                      $44,800
                                                                         renewable for one
                                                                         additional five-year
                                                                         term

Scottsdale, AZ            Company store                    1,960         December 2005;                   $31,400
                                                                         renewable for one
                                                                         additional five-year
                                                                         term

Mesa, AZ                  Company store                    2,200         January 2006;                    $27,600
                                                                         renewable for two
                                                                         successive five-year
                                                                         terms

Park City, UT             Company store                    2,335         October 2005;                    $57,800
                                                                         renewable for two
                                                                         successive five-year
                                                                         terms

          The Company believes that its facilities are adequate for its present purposes. The Company believes that as it grows, it will require additional facilities, and that such facilities will be readily available.

EMPLOYEES


          As of June 30, 1997, the Company had 39 full-time employees. 15 of the 39 full-time employees are salaried, while the other 24 are paid on an hourly basis. In addition, the Company has approximately 60 part-time employees, who are paid on an hourly basis. None of the Company's employees is represented by a collective bargaining agreement nor has the Company experienced any work stoppage. The Company believes its relationship with its employees is satisfactory.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

          The following table sets forth certain information regarding the Company's executive officers and directors. Except as otherwise set forth herein, executive officers serve at the discretion of the Board of Directors.

   Name                                      Age           Position
   ----                                      ---           ---------
   Mark Weinreb............................  44            Chairman of the Board and Chief Executive Officer
   Jerry Rosner............................. 37            President, Chief Operating Officer and Director
   Stanley Weinreb.......................... 69            Vice President and Director
   Stanley Raphael.......................... 61            Secretary and Director
   Stephen J. Drescher...................... 34            Director

           Mark Weinreb has been the Chairman of the Board and Chief Executive Officer of the Company since its inception in December 1992. From 1975 to 1989, Mr. Weinreb was employed by Bio Health Laboratories, Inc. ("Bio Health"), a medical testing laboratory, and from 1985 to 1989, he was an owner and vice president of Bio Health, which was sold in 1989. During his tenure at Bio Health, Mr. Weinreb was responsible for day-to-day operations, including overseeing the technical aspects of the laboratory, negotiating property and equipment leases and handling financing proposals, mergers and acquisitions. From 1989 to 1992, Mr. Weinreb managed his private investments. Mark Weinreb is the son of Stanley Weinreb.

          Jerry Rosner has been President, Chief Operating Officer and a director of the Company since inception. From 1983 to August 1995, Mr. Rosner was President and co-owner of Bagel Boss East, Inc. ("Bagel Boss"), a company which owned and operated a bagel store in Bay Shore, New York. At Bagel Boss, Mr. Rosner was responsible for all aspects of operations, including production, recipe development, equipment purchases, lease negotiations, labor relations and wholesale operations. Mr. Rosner has over 20 years of experience in the bagel industry.

          Stanley Weinreb has been Vice President and a director of the Company since inception. From 1952 to 1989, he was President and owner of Bio Health, a company which he founded. During his tenure at Bio Health, Mr. Weinreb was the medical director of the laboratory and was responsible for quality control, obtaining state and federal licenses and regulatory compliance. Stanley Weinreb is the father of Mark Weinreb.

          Stanley Raphael has been Secretary and a director of the Company since inception. Since 1984, he has served as President and a director of Trade Consultants, Inc., a management consulting company. Prior to 1984, Mr. Raphael was an international trader of oils, chemicals and petrochemicals. He currently is a director of Edge Petroleum Corp.

          Stephen J. Drescher has been a director of the Company since October 1996. From September 1993 to January 1996, Mr. Drescher served as the President and Chief Executive Officer of Questron Technology, Inc. (formerly Judicate Inc.), a company that provided mediation and arbitration services, and now provides specialized distribution of fasteners and electronic hardware to electronic equipment manufacturers. Since June 1995, Mr. Drescher has served as the Director of Corporate Finance at Monroe Parker Securities, Inc., the Underwriter of the Company's Public Offering. Pursuant to the Underwriting Agreement between the Company and the Underwriter, until May 1999, the Company is required to nominate a person selected by the Underwriter and reasonably acceptable to the Company for election to serve as a member of the Company's Board of Directors. Mr. Drescher is the designee of the Underwriter. Mr. Drescher also has been a licensed attorney since 1989. He currently is a director of Dualstar Technologies Corporation, Sonics & Materials, Inc. and Thermacell Technologies Inc.

EXECUTIVE COMPENSATION

          The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other most highly paid executive officers whose compensation exceeded $100,000 in the year ended December 31, 1996:

=================================================================================================
                                           SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------

                                                              ANNUAL COMPENSATION
                                                    -------------------------------------------
                                                                                  OTHER ANNUAL
                                                     SALARY         BONUS          COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR            ($)           ($)               ($)
-----------------------------------------------------------------------------------------------
Mark Weinreb                           1996         149,000         --                --
  Chairman of the Board and Chief      1995          17,138         --                --
  Executive Officer
Jerry Rosner                           1996         149,000         --                --
  President                            1995          17,138         --                --
=================================================================================================


          The executive officers of the Company named above routinely receive other benefits from the Company, the amounts of which are customary in the industry. The Company has concluded, after reasonable inquiry, that the aggregate amounts of such benefits during the year ended December 31, 1996 did not exceed the lesser of $50,000 or 10% of the compensation set forth above as to any named individual.

EMPLOYMENT AGREEMENTS

          The Company has entered into employment agreements with each of Mark Weinreb, its Chairman of the Board and Chief Executive Officer and Jerry Rosner, its President and Chief Operating Officer, providing for initial terms expiring on December 31, 1998, and base annual salaries of $125,000 until completion of the Company's Public Offering (which was completed in May 1996) and $165,000 thereafter, plus annual 10% increases. Commencing July 1, 1997, Mark Weinreb and Jerry Rosner have agreed to permit the Company to accrue without interest $3,500 of each of their respective salaries per month through December 31, 1997. The accrued amounts will not be paid until the earlier of January 1, 1998 or the Liquidity Date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." These agreements also provide that the Company will continue to pay the base salary to the employee or legal representative in the event of the employee's termination due to disability or death for a six-month period following termination. The agreements contain provisions prohibiting the employee from competing with the Company during the term of employment and for a period of two years thereafter.

1996 PERFORMANCE EQUITY PLAN

          In March 1996, the Company adopted the 1996 Performance Equity Plan (the "1996 Plan"). The 1996 Plan authorizes the granting of awards of up to 350,000 shares of Common Stock to the Company's key employees, officers, directors and consultants. Awards consist of stock options (both nonqualified options and options intended to qualify as "Incentive" stock options under
Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1996 Plan.

          On March 31st of each calendar year during the term of the 1996 Plan, assuming there are enough shares then available for grant under the 1996 Plan, each person who is then a director of the Company will be awarded stock options to purchase 10,000 shares of Common Stock at the fair market value thereof (as determined in accordance with the 1996 Plan), all of which options are immediately exercisable as of the date of grant and have a term of ten years. These are the only awards which may be granted to a director of the Company under the 1996 Plan. The 1996 Plan is administered by the Board of Directors which determines the persons (other than directors) to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the exercisability thereof, subject to the provisions of the 1996 Plan.

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          In connection with qualified stock options, the exercise price of each option may not be less than 100% of the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of the outstanding stock of the Company). The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by such employee during any calendar year may not exceed $100,000. Nonqualified stock options granted under the 1996 Plan also are required to have exercise prices not less than the fair market value of the Common Stock on the date of grant.

          The 1996 Plan also contains certain change in control provisions which could cause options and other awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in Section 13(d), but excluding certain shareholders of the Company, acquires beneficial ownership of more than 25% of the Company's outstanding shares of Common Stock.

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



                             PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus ("Before Offering"), and as adjusted to reflect the exercise of the outstanding Class A Warrants and Class B Warrants ("After Offering"), by (i) each shareholder or group known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock; (ii) each director and executive officer individually; and (iii) all directors and executive officers as a group. Except as otherwise indicated in the footnotes below, the Company believes that each of the beneficial owners of the Common Stock listed in the table, based on information furnished by such owner, has sole investment and voting power with respect to such shares.

                                                                                      Percentage
                                                           Number of Shares           -----------
                                                             Beneficially         Before         After
Name and Address(1)                                             Owned            Offering       Offering
------------------                                         ----------------      --------       ---------

Management Group(2)...................................     2,895,456               58.2%          39.9%
Mark Weinreb..........................................       869,538(3)(4)         17.6%          12.0%
Jerry Rosner..........................................       800,154(3)(4)         16.2%          11.1%
Stanley Weinreb.......................................       615,851(3)(4)         12.5%           8.5%
Stanley Raphael.......................................       609,913(3)(4)(5)      12.3%           8.4%
Stephen J. Drescher...................................        32,500(4)(6)           *              *
All executive officers and directors                       2,927,956(6)(7)         58.5%          40.1%
  as a group (five persons)...........................

---------------------
*    Less than 1%

(1) The address of each of the persons listed, other than Mr. Rosner and Mr. Drescher, is c/o Big City Bagels, Inc., 99 Woodbury Road, Hicksville, New York 11801. Mr. Rosner's address is c/o Big City Bagels, Inc., 151 Kalmus Drive, C-100, Costa Mesa, California 92626. Mr. Drescher's address is c/o Monroe Parker Securities, Inc., 2500 Westchester Avenue, Purchase, New York 10577.

(2) The Management Group consists of Messrs. Mark Weinreb, Jerry Rosner, Stanley Weinreb and Stanley Raphael, each of whom is a party to, and has agreed to vote their shares in accordance with, the Founders' Shareholder Agreement described below. Each of the members of this group shares voting power with respect to the shares of Common Stock held by each of the members. The number of shares set forth in the table includes the shares held by each member.

(3)  Does not include shares held by other members of the Management Group (see
     Note 2) with respect to which each member shares voting power with the other members of such group.

(4) Includes 10,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(5) Includes 5,938 shares of Common Stock owned by Trade Consultants, Inc. Pension Fund, of which Mr. Raphael is the trustee.

(6) Includes 11,250 shares of Common Stock and 11,250 shares of Common Stock underlying Class A Warrants issuable upon exercise of a purchase option issued to Mr. Drescher as a designee of Monroe Parker Securities, Inc., the underwriter of Company's Public Offering.

(7) Includes an aggregate of 50,000 shares of Common Stock issuable to the directors of the Company upon exercise of currently exercisable options.

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



FOUNDERS' SHAREHOLDER AGREEMENT

          Messrs. Mark Weinreb, Jerry Rosner, Stanley Weinreb and Stanley Raphael are parties to the Founders' Shareholder Agreement and the shares of Common Stock beneficially owned by them are subject to the terms of the Founders' Shareholder Agreement. Pursuant to the Founders' Shareholder Agreement, each of these members has agreed to vote his shares for the election of each of the other members of the group as a director of the Company as long as each such other member owns at least 100,000 shares of Common Stock. In addition, the members have granted a right of first refusal to the others with respect to any sales of Common Stock held by them other than pursuant to a registration statement under the Securities Act or pursuant to Rule 144 promulgated thereunder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Since the Company's inception, its operations have been partially funded from time to time by loans to the Company made directly by Messrs. Mark Weinreb, Stanley Weinreb and Stanley Raphael, or indirectly through corporations controlled by Messrs. Mark Weinreb and Stanley Weinreb, certain amounts of which have been repaid (the "Shareholder Loans"). At December 31, 1995, the principal amount of the Shareholder Loans, which bear interest at 10% per annum, aggregated $462,468, of which an aggregate of $375,000 was paid during the year ended December 31, 1996, and the balance is payable in equal monthly installments of $12,000, which commenced in January 1997. At March 31, 1997, $89,361 of the Shareholder Loans were outstanding (including $25,593 of interest due and owing thereon). Since April 1, 1997, the Company has not made the $12,000 aggregate per month payments required under the terms of the Shareholder Loans. Mark Weinreb, Stanley Weinreb and Stanley Raphael have agreed to continue to forego monthly repayment of the Shareholder Loans until the earlier of January 1, 1998 or the Liquidity Date. In addition, until December 31, 1997, each of Mark Weinreb, Stanley Weinreb and Stanley Raphael have agreed to loan the Company, at an interest rate of 12% per annum, up to $100,000 in $10,000 increments, within three business days, if the Company has less than $25,000 of funds in bank accounts, money market funds and United States Treasury bills. Accordingly, under these agreements, if the Company's funds drop below $25,000, the Company would receive $30,000 within three business days. Such loans would be payable on the earlier of June 30, 1998 or the Liquidity Date. If the principal amount of such loans exceed $50,000 per person, then the Company will secure such loans with a pledge of its equipment reflected in the fixed assets on its balance sheet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

          Pumpernickel Partners, L.P. ("Pumpernickel Partners") was a Delaware limited partnership formed in August 1993 that owned and operated two Big City Bagels franchises in Costa Mesa and Laguna Niguel, California. Messrs. Mark Weinreb, Stanley Weinreb and Stanley Raphael each owned 22.5%, and Jerry Rosner owned 10%, of the general partner, Bagel Partners, Inc. ("Bagel Partners"), which owned a 5% interest in Pumpernickel Partners. The remaining 22.5% interest of Bagel Partners was owned by an individual responsible for the day-to-day operations of the two stores operated by Pumpernickel Partners. Messrs. Mark Weinreb, Stanley Weinreb and Stanley Raphael also owned a 6.9%, 6.9% and 3.45% limited partnership interest in Pumpernickel Partners, respectively. Immediately prior to the closing of the Company's Public Offering, all of the limited partners of Pumpernickel Partners contributed to the Company their limited partnership interests in Pumpernickel Partners, and all of the shareholders of Bagel Partners contributed to the Company all of the capital stock of Bagel Partners in exchange for an aggregate of 181,250 shares of Common Stock of the Company. As a result of their interests in Bagel Partners and Pumpernickel Partners, Messrs. Mark Weinreb, Jerry Rosner, Stanley Weinreb and Stanley Raphael received 13,913, 904, 13,913 and 7,975 shares of Common Stock, respectively.


          Monroe Parker Securities, Inc. acted as the Underwriter in connection with the Company's Public Offering, in which the Company raised approximately $5,175,000 of gross proceeds. In connection with the Public Offering, the Company paid to the Underwriter 10% commissions and a 3% nonaccountable expense allowance. The Company also agreed to sell to the Underwriter, for a nominal fee, Unit Purchase Options to purchase up to an aggregate of 112,500 Units, each Unit consisting of one share of Common Stock and one Class A Warrant. The Unit Purchase Options are exercisable at $4.80 per Unit from May 1997 to May 2001. As a designee of the Underwriter, Stephen Drescher, the Director of Corporate Finance of the Underwriter and now a director of the Company, received 11,250 Unit Purchase Options. Pursuant to the Underwriting Agreement, the Company also engaged the Underwriter as its financial consultant until May 1998 for a monthly fee of $1,000. In addition, under the Underwriting Agreement

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




the Underwriter is entitled to a 4% warrant solicitation fee, but it has waived such fee with respect to the exercise of any Class A Warrants during the Special Exercise Period.


                            DESCRIPTION OF SECURITIES


          The authorized capital stock of the Company is 26,000,000 shares, consisting of 25,000,000 (which reflects an increase from 10,000,000 effective July 2, 1997) shares of Common Stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). As of the date of this Prospectus, 4,932,021 shares of Common Stock are outstanding and held of record by 33 shareholders. Upon exercise of the Class A Warrants and Class B Warrants, there will be 6,975,771 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding.


COMMON STOCK

          The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Provided a quorum is present, the election of directors requires a plurality vote of those shares of Common Stock represented at any shareholders' meeting. The Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Class A Warrants and Class B Warrants, when issued and paid for as set forth in this Prospectus, will be fully paid and nonassessable.

PREFERRED STOCK

          The Company's authorized shares of Preferred Stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the shareholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate preferences in liquidation and the number of shares constituting any series. The Company believes that the availability of Preferred Stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing the liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of Preferred Stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Issuance of Preferred Stock could also adversely affect the market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

CLASS A WARRANTS


          Each Class A Warrant currently entitles the registered holder thereof to purchase one share of Common Stock for $4.50 until May 6, 2000.
Effective      , 1997, the Company will reduce the exercise price of the Class
A Warrants to $2.50 per share for a period of 60 days until     , 1997, subject
to the discretion of the Company to extend such period for up to an additional 30 days ("Special Exercise Period"). Accordingly, if exercised prior to the expiration of the Special Exercise Period, each Class A Warrant will entitle the holder to purchase one share of Common Stock for $2.50. In addition, for each Class A Warrant exercised, the holder thereof will be issued a New Class A Warrant to purchase one share of Common Stock upon expiration of the Special Exercise Period. If an aggregate of at least $2,000,000 of gross proceeds are derived from the exercise of the Class

A Warrants during the Special Exercise Period, then (i) the exercise price of the Class A Warrants which are not exercised and the New Class A Warrants will remain at $2.50 per share until the expiration date of such warrants and (ii) the period of time during which the four executive officers of the Company will not sell their shares of Common Stock without the consent of the Underwriter will be extended from May 7, 1998 to December 31, 1998. If less than $2,000,000 of gross proceeds are derived from exercise of the Class A Warrants during the Special Exercise Period, the exercise price of the Class A Warrants which are not exercised and the New Class A Warrants will be $4.50 per share. The Class A Warrants may be exercised during the Special Exercise Period upon surrender of the certificate(s) evidencing the Class A Warrants at the offices of the Warrant Agent with the exercise form on the reverse side of the Class A Warrant Certificate completed and duly executed as indicated thereon, accompanied by full payment of the exercise price of $2.50 per share in cash or by certified or official bank check.


          Unless extended by the Company at its discretion, the opportunity for Class A Warrantholders to exercise their Class A Warrants for $2.50 per share
will expire at 5:00 p.m., Eastern Daylight Savings Time, on        , 1997. If an
aggregate of at least $2,000,000 of gross proceeds are derived from the exercise of the Class A Warrants during the Special Exercise Period, then the Class A Warrants not exercised by that time (as well as the New Class A Warrants) may be exercised thereafter at an exercise price of $2.50 per share until 5:00 p.m., Eastern Daylight Savings Time, on May 6, 2000 unless extended by the Company at its discretion. In the event a holder of Class A Warrants fails to exercise the Class A Warrants prior to their expiration, the Class A Warrants will expire and the holder thereof will have no further rights with respect to the Class A Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of Class A Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.

          The Company may redeem the Class A Warrants with the Underwriter's prior consent, at a price of $.05 per Class A Warrant at any time after they become exercisable upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $7.00 per share on 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given. The Company may redeem the Class A Warrants without the consent of the Underwriter on the same terms, provided that the last sale price of the Common Stock has been at least $8.00 per share on 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given.

          No Class A Warrants may be exercised unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Class A Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Class A Warrants. Although the Company intends to have all shares so qualified for sale and to maintain a current prospectus relating thereto until the expiration of the Class A Warrants, there can be no assurance that it will be able to do so.

          A holder of Class A Warrants does not have any rights, privileges or liabilities as a shareholder of the Company prior to exercise of the Class A Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Class A Warrants.

          The exercise price of the Class A Warrants and the number of shares issuable upon exercise of the Class A Warrants is subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the Class A Warrants at any time during the exercise period.

CLASS B WARRANTS


          Two Class B Warrants, together, currently entitle the holder thereof to purchase one share of Common Stock for $8.00 until May 12, 2000. During the Special Exercise Period, the Company will reduce the exercise price of the Class B Warrants to $2.50 per share and will not require two Class B Warrants to be exercised in tandem to receive one share of Common Stock. Accordingly, if exercised prior to the expiration of the Special Exercise Period, each Class B Warrant will entitle the holder to purchase one share of Common Stock for $2.50. In addition, for each Class B Warrant exercised, the holder thereof will be issued a New Class A Warrant to purchase one share of Common Stock upon the expiration of the Special Exercise Period. After the Termination Date, two Class B

Warrants, together, will entitle the holder thereof to purchase one share of Common Stock at the original exercise price of $8.00. The Class B Warrants may be exercised during the Special Exercise Period upon surrender of the certificate(s) evidencing the Class B Warrants at the offices of the Company with the exercise form on the reverse side of the Class B Warrant Certificate completed and duly executed as indicated thereon, accompanied by full payment of the exercise price of $2.50 per share in cash or by certified or official bank check.

          Unless extended by the Company at its discretion, the opportunity for Class B Warrant holders to exercise their Class B Warrants for $2.50 per share will expire at 5:00 p.m., Eastern Daylight Savings Time, on , 1997. Class B Warrants not exercised by that time may be exercised thereafter at the original exercise price of $8.00 per share until 5:00 p.m., Eastern Daylight Savings Time, on May 12, 2000. In the event a holder of Class B Warrants fails to exercise the Class B Warrants prior to their expiration, the Class B Warrants will expire and the holder thereof will have no further rights with respect to the Class B Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of Class B Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.

          The Company may redeem the Class B Warrants, with the Underwriter's prior consent, at a price of $.05 per Class B Warrant at any time after they become exercisable upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $12.00 per share on 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given.

          No Class B Warrants may be exercised unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Class B Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Class B Warrants. Although the Company intends to have all shares so qualified for sale and to maintain a current prospectus relating thereto until the expiration of the Class B Warrants, there can be no assurance that it will be able to do so.

          A holder of Class B Warrants does not have any rights, privileges or liabilities as a shareholder of the Company prior to exercise of the Class B Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Class B Warrants.

          The exercise price of the Class B Warrants and the number of shares issuable upon exercise of the Class B Warrants is subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the Class B Warrants at any time during the exercise period.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion sets forth certain of the federal income tax consequences, under current law, of the exercise of the Class A Warrants and Class B Warrants (together, "Warrants") and purchase and ownership of the Common Stock. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service or a formal tax opinion from its counsel on any tax aspect of this Offering. This tax discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential federal income tax effects of the exercise of the Warrants and purchase and ownership of the Common Stock. Holders of the Warrants who intend to exercise their Warrants should consult their own tax advisors with respect to the tax consequences to them of the exercise of the Warrants and purchase and ownership of the Common Stock, and the applicability and effect of federal, state, local, foreign and other tax laws.

          No gain or loss will be recognized by a holder of a Warrant on the holder's purchase of Common Stock for cash upon exercise of the Warrant. A Warrantholder who exercises a Warrant during the Special Exercise Period must allocate the $2.50 purchase price per share of Common Stock between the two elements received upon exercise, the one share of Common Stock and the one New Class A Warrant to purchase one share of Common Stock in accordance with their relative fair market values at the time of exercise. Since a trading market for the Common Stock and Class A Warrants exists and is expected to continue during the Special Exercise Period, their relative fair market values will be determinable based upon their respective trading prices at the time of the exercise of a Warrant.

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




          The adjusted tax basis of the Common Stock so acquired will be equal to the tax basis of the Warrant exercised plus the exercise price allocated to the Common Stock. The adjusted tax basis of the New Class A Warrant will be equal to the portion of the $2.50 exercise price allocated to the New Class A Warrant. The holding period of the Common Stock and the New Class A Warrant acquired upon the exercise of the Warrant will begin on the date the Warrant is exercised.

          The sale of a share of Common Stock or the sale of a New Class A Warrant will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized (generally the cash and fair market value of other property received) and the holder's adjusted tax basis therein. Such a sale of Common Stock will result in capital gain or loss, provided the Common Stock is a capital asset in the hands of the holder. The sale of a New Class A Warrant (other than a sale to the Company) will likewise result in capital gains or loss, provided the New Class A Warrant is a capital asset in the hands of the holder and the Common Stock underlying the New Class A Warrant would be a capital asset to the holder if acquired by the holder. Such capital gain or loss will be long-term capital gain or loss if the Common Stock or New Class A Warrant being sold has been held for more than one year at the time of such sale or exchange.

          Based upon the Company's obligation to redeem the Warrants on a pro rata basis if the requirements for redemption are met and the Company chooses to redeem the Warrants, the redemption of a Warrant by the Company would be treated as a sale or exchange of a capital asset and, any gain or loss recognized on the transaction would be a capital gain or loss. Such gain or loss will be long-term capital gain or loss if the holding period of the Warrant exceeds one year at the time of redemption.

          If a Warrant is not exercised and allowed to expire, the Warrant will be deemed to have been sold or exchanged for no consideration on the expiration date. Any loss to the holder of a Warrant will be a capital loss if the Warrant was held as a capital asset and if the Common Stock underlying the Warrant would have been a capital asset had such Warrant been exercised. Any capital loss will be tong-term if the holding period of the Warrant exceeds one year at the time it expires.

          No gain or loss will be recognized by the Company upon the acquisition, exercise or expiration of any Warrants.


LIMITATION OF LIABILITY OF DIRECTORS

          As permitted by the BCL, the Company's Restated Certificate of Incorporation eliminates the personal liability of a director to the Company and its shareholders for monetary damages for breach of a director's fiduciary duty except in certain instances. Accordingly, except in such circumstances, the Company's directors will not be liable to the Company or its shareholders for breach of such duty.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

          The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify, to the fullest extent permitted by New York law, any person whom it may indemnify thereunder, including directors and officers of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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TRANSFER AGENT, WARRANT AGENT AND REGISTRAR.

          The transfer agent, warrant agent and registrar for the Common Stock and Class A Warrants is Continental Stock Transfer & Trust Company, New York. The Company itself serves as warrant agent for the Class B Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

          Substantially all of the 4,932,021 currently outstanding shares of Common Stock have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom, including the exemption provided by Rule 144 under the Securities Act. Holders of 2,818,750 of such shares of Common Stock have agreed not to sell any of their shares without the prior consent of the Underwriter until May 7, 1998 (November 7, 1997 in the event that the closing bid price of the Common Stock exceeds $12.00 for 20 consecutive trading days). If an aggregate of at least $2,000,000 of gross proceeds are derived from the exercise of the Class A Warrants during the Special Exercise Period, the period of time during which the four executive officers of the Company, who directly or indirectly hold 2,855,456 shares of Common Stock, will not sell their shares of Common Stock without the consent of the Underwriter will be extended from May 7, 1998 to December 31, 1998. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock. However, the possibility that substantial amounts of Common Stock may be sold in the public market may have a material adverse effect on the market prices for the Common Stock. Additionally, as of the date of this Prospectus, the Company has reserved an aggregate of 2,600,750 shares of Common Stock for issuance upon exercise of the outstanding Class A Warrants, Class B Warrants, Purchase Option and other options. Sale of substantially all of the shares of Common Stock underlying such securities has been registered under the Securities Act. To the extent that the Class A Warrants, Class B Warrants and outstanding options are exercised, dilution of the percentage ownership of the Company's shareholders will occur, and any sales in the public market of the Common Stock underlying the Class A Warrants, Class B Warrants or outstanding options may materially adversely affect the prevailing market price for the Common Stock.

                                  LEGAL MATTERS

          The legality of the securities offered hereby has been passed upon for the Company by Graubard Mollen & Miller, New York, New York.

                                     EXPERTS

          The financial statements of the Company as of December 31, 1995 and 1996 and for the years then ended have been included herein and in the Registration Statement of which this Prospectus is a part, in reliance upon the report of Richard A. Eisner & Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the principal office of the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60651-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Common Stock and Class A Warrants of the Company are quoted on the Nasdaq SmallCap

Market (Symbols: BIGC; BIGCW) and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

          The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to sales of the shares of Common Stock, Class A Warrants and Class B Warrants offered hereby. This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement, the exhibits and financial statements filed as a part thereof, which may be examined without charge at the office of the Commission, and photocopies of which, or any portion thereof, may be obtained upon payment of the prescribed fee.

          Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not complete, and where such agreement or other document is an exhibit to the Registration Statement, each statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.

                              BIG CITY BAGELS, INC.

                                  - I N D E X -

                                                              PAGE
                                                             NUMBER
                                                             ------

REPORT OF INDEPENDENT AUDITORS                                 F-2

BALANCE SHEETS AS OF DECEMBER 31,
1996 AND MARCH 31, 1997 (UNAUDITED)                            F-3

STATEMENTS OF OPERATIONS FOR THE
YEARS ENDED DECEMBER 31, 1996 AND
DECEMBER 31, 1995 AND FOR THE
THREE MONTHS ENDED MARCH 31, 1997
(UNAUDITED) AND MARCH 31, 1996
(UNAUDITED)                                                    F-4

STATEMENTS OF CHANGES IN STOCKHOLDERS'
EQUITY (CAPITAL DEFICIENCY) FOR THE
YEARS ENDED DECEMBER 31, 1996 AND
DECEMBER 31, 1995 AND FOR THE THREE
MONTHS ENDED MARCH 31, 1997 (UNAUDITED)                        F-5

STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31, 1996
AND DECEMBER 31, 1995 AND
FOR THE THREE MONTHS ENDED
MARCH 31, 1997 (UNAUDITED) AND
MARCH 31, 1996 (UNAUDITED)                                     F-6

NOTES TO FINANCIAL STATEMENTS                                  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Big City Bagels, Inc.
Hicksville, New York

        We have audited the accompanying balance sheet of Big City Bagels, Inc. as at December 31, 1996 and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for the years ended December 31, 1996 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Big City Bagels, Inc. at December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1996 and December 31, 1995 in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP

New York, New York
February 26, 1997

                              BIG CITY BAGELS, INC.
                                 BALANCE SHEETS

                                                                   December 31,          March 31,
                              A S S E T S                              1996                 1997
                                                                  ------------         -----------
                                                                                        (Unaudited)
Current assets:
   Cash and cash equivalents . . . . . . . . .                     $   654,856          $   127,213
   Investments in United States Treasury bills                       1,006,170              985,713
   Accounts receivable . . . . . . . . . . . .                         110,063              115,783
   Inventory . . . . . . . . . . . . . . . . .                          74,272               67,841
   Prepaid expenses and other current assets .                          77,131               74,532
                                                                   ------------         -----------
          Total current assets . . . . . . . .                       1,922,492            1,371,082
Fixed assets, net of accumulated
   depreciation. . . . . . . . . . . . . . . .                       1,239,478            1,290,966
Intangible assets, net of accumulated
   amortization. . . . . . . . . . . . . . . .                         300,699              293,668
Security deposits. . . . . . . . . . . . . . .                          39,570               50,981
                                                                   ------------         -----------
          T O T A L. . . . . . . . . . . . . .                     $ 3,502,239          $ 3,006,697
                                                                   ============         ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Stockholder loans . . . . . . . . . . . . .                     $    87,468          $    63,768
   Note payable. . . . . . . . . . . . . . . .                                              225,000
   Capital lease obligations . . . . . . . . .                          51,918               48,144
   Unearned franchise fee income.  . . . . . .                         263,750              329,250
   Accounts payable. . . . . . . . . . . . . .                         208,011              240,986
   Accrued expenses. . . . . . . . . . . . . .                          60,323               69,734
                                                                   ------------         -----------
          Total current liabilities. . . . . .                         671,470              976,882

Deferred rent payable. . . . . . . . . . . . .                          19,243               16,381
Capital lease obligations, noncurrent. . . . .                         132,926              121,676
                                                                   ------------         -----------
          Total liabilities. . . . . . . . . .                         823,639            1,114,939
                                                                   ------------         -----------

Commitments

Stockholders' equity:
   Preferred stock; $.001 par value;
     1,000,000 shares authorized; no
     shares outstanding
   Common stock; $.001 par value; 10,000,000
     shares authorized; 4,932,021 and
     4,923,757 shares issued and outstanding
     at March 31, 1997 and December 31,
     1996, respectively. . . . . . . . . . . .                           4,924                4,932
   Additional paid-in capital. . . . . . . . .                       4,340,180            4,348,436
   Accumulated deficit . . . . . . . . . . . .                      (1,629,004)          (2,431,610)
   Unearned portion of compensatory stock. . .                         (37,500)             (30,000)
                                                                   ------------         -----------
          Total stockholders' equity . . . . .                       2,678,600            1,891,758
                                                                   ------------         -----------

          T O T A L. . . . . . . . . . . . . .                     $ 3,502,239          $ 3,006,697
                                                                   ============         ===========




                 The accompanying notes to financial statements
                          are an integral part hereof.

                              BIG CITY BAGELS, INC.

                            STATEMENTS OF OPERATIONS

                                                       Year Ended                      Three Months Ended
                                                      December 31,                         March 31,
                                              -----------------------------       ----------------------------
                                                 1996              1995              1997             1996
                                              -----------       ----------        ----------        ----------
                                                                                          (Unaudited)
Revenues:
   Product sales by company
     owned stores . . . . . . .               $ 1,483,493        $1,313,297       $  456,574        $  334,295

   Product sales to franchisees
     and others . . . . . . . .                   404,813           172,757          150,283            86,622

   Franchise fees . . . . . . .                   309,250            40,000                            120,000

   Royalty income . . . . . . .                   126,820            22,147           43,354            20,217

   Interest income. . . . . . .                    75,634                             17,480             3,790

   Other income . . . . . . . .                    14,966             2,054
                                             ------------       -----------       ----------        ----------

          Total revenues. . . .                 2,414,976         1,550,255          667,691           564,924
                                             ------------       -----------       ----------        ----------


Costs and expenses:
   Cost of sales. . . . . . . .                 1,029,955           667,394          358,656           205,722

   Selling, general and
     administrative expenses. .                 3,163,820         1,681,892        1,098,673           534,810

   Amortization of debt
     discount . . . . . . . . .                   683,542                                              426,483

   Interest expense . . . . . .                    75,110            27,818           12,968            30,552
                                             ------------       -----------       ----------        ----------

          Total costs and
            expenses. . . . . .                 4,952,427         2,377,104        1,470,297         1,197,567
                                             ------------       -----------       ----------        ----------

NET (LOSS). . . . . . . . . . .               $(2,537,451)       $ (826,849)      $ (802,606)       $ (632,643)
                                             ============       ===========      ===========       ===========

Net (loss) per common share . .                 $(.61)            $(.28)           $(0.16)           $(0.21)
                                                ======            ======           =======           =======

Weighted-average common shares
   outstanding. . . . . . . . .                4,174,061         3,000,000        4,929,175        3,000,000
                                             ============       ===========      ===========       ===========




                 The accompanying notes to financial statements
                          are an integral part hereof.

                                       BIG CITY BAGELS, INC.

              STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

                                               Common Stock      Additional
                                            ------------------    Paid-in    Partners'    Accumulated     Treasury
                                             Shares    Amount     Capital     Capital       Deficit        Stock
                                            --------  -------    ----------  --------     -----------     -------
Balance - January 1, 1995. . . . . . . . . 2,593,250   $2,819    $ 978,181   $ 408,515   $ (629,820)    $(24,000)

Purchase of treasury stock . . . . . . . .  (56,375)                                                      (6,000)

Reissuance of treasury stock . . . . . . .   281,875                (6,000)                               30,000

Net (loss) . . . . . . . . . . . . . . . .                                    (153,059)    (673,790)
                                          ----------   ------    ---------   ----------  -----------    --------
Balance - December 31, 1995. . . . . . . . 2,818,750    2,819      972,181     255,456   (1,303,610)      - 0 -

Issuance of Bridge units and warrants. . .   500,000      500      683,042

Exchange of partnership interests for
   common stock. . . . . . . . . . . . . .   181,250      181      500,565    (211,199)

Termination of S corporation status. . . .                      (2,167,800)               2,167,800

Shares issued through public offering. . . 1,293,750    1,294    4,137,315

Shares issued as compensation. . . . . . .    15,000       15       59,985

Options issued as compensation . . . . . .                          40,000

Issuance of common stock for acquisition
   of franchise stores . . . . . . . . . .   115,007      115      114,892

Amortization of compensatory stock . . . .

Net (loss) . . . . . . . . . . . . . . . .                                    (44,257)   (2,493,194)
                                          ----------   ------    ---------   ---------  -----------    --------

Balance - December 31, 1996. . . . . . . . 4,923,757    4,924    4,340,180     - 0 -     (1,629,004)      - 0 -

Issuance of common stock for
   acquisition of franchise store. . . . .     8,264        8        8,256

Amortization of compensatory stock . . . .

Net (loss) (unaudited) . . . . . . . . . .                                                 (802,606)
                                          ----------   ------    ---------   ----------  -----------    --------

BALANCE - MARCH 31, 1997 (UNAUDITED) . . . 4,932,021   $4,932    $4,348,436    $ - 0 -  $(2,431,610)    $ - 0 -
                                          ==========  =======   ==========   ========== ============    ========

                                            Unearned Portion of
                                            Compensatory Stock
                                            ------------------
                                             Shares     Amount       Total
                                            --------   -------    -----------
Balance - January 1, 1995. . . . . . . . .                         $   735,695

Purchase of treasury stock . . . . . . . .                              (6,000)

Reissuance of treasury stock . . . . . . .                              24,000

Net (loss) . . . . . . . . . . . . . . . .                            (826,849)
                                                                    -----------
Balance - December 31, 1995. . . . . . . .                             (73,154)

Issuance of Bridge units and warrants. . .                             683,542

Exchange of partnership interests for
   common stock. . . . . . . . . . . . . .                             289,547

Termination of S corporation status. . . .                              - 0 -

Shares issued through public offering. . .                           4,138,609

Shares issued as compensation. . . . . . .     15,000   $(60,000)       - 0 -

Options issued as compensation . . . . . .                              40,000

Issuance of common stock for acquisition
   of franchise stores . . . . . . . . . .                             115,007

Amortization of compensatory stock . . . .                22,500        22,500

Net (loss) . . . . . . . . . . . . . . . .                          (2,537,451)
                                              -------   ---------  -----------
Balance - December 31, 1996. . . . . . . .     15,000    (37,500)    2,678,600

Issuance of common stock for
   acquisition of franchise store. . . . .                               8,264

Amortization of compensatory stock . . . .                 7,500         7,500

Net (loss) (unaudited) . . . . . . . . . .                            (802,606)
                                              -------   ---------  -----------
BALANCE - MARCH 31, 1997 (UNAUDITED) . . .    15,000    $(30,000)  $ 1,891,758
                                              =======   =========  ===========

                 The accompanying notes to financial statements
                          are an integral part hereof.

                              BIG CITY BAGELS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                            Year Ended                 Three Months Ended
                                                                            December 31,                   March 31,
                                                                   ---------------------------   ---------------------------
                                                                        1996          1995           1997          1996
                                                                   ------------   ------------   ------------   ------------
                                                                                                           (Unaudited)
Cash flows from operating activities:
   Net (loss)  . . . . . . . . . . . . . . . . . . . . . . . ..    $(2,537,451)   $  (826,849)   $  (802,606)   $  (632,643)
   Adjustments to reconcile net (loss) to net cash (used in)
     operating activities:
       Depreciation and amortization . . . . . . . . . . . . . .       155,166        115,862         60,633         33,488
       Amortization of debt discount . . . . . . . . . . . . . .       683,542                                      426,483
       Issuance of common stock for compensation . . . . . . . .        22,500                         7,500
       Issuance of compensatory stock options  . . . . . . . . .        40,000
       (Increase) decrease in:
         Interest receivable on United States Treasury bills . .       (21,135)                       14,337
         Accounts receivable . . . . . . . . . . . . . . . . . .      (102,970)        (5,607)       (14,516)       (64,461)
         Inventory . . . . . . . . . . . . . . . . . . . . . . .       (26,339)          (753)         6,431            (81)
         Prepaid expenses and other current assets . . . . . . .       (67,559)          (238)         2,599         (8,750)
         Security deposits . . . . . . . . . . . . . . . . . . .        (7,623)        (1,922)       (11,411)
       Increase (decrease) in:
         Accounts payable  . . . . . . . . . . . . . . . . . . .       (70,379)       170,855         32,975       (126,529)
         Accrued expenses  . . . . . . . . . . . . . . . . . . .        24,663         18,788          9,411         27,489
         Unearned franchise fee income . . . . . . . . . . . . .       (45,500)       244,250         65,500         16,000
         Deferred rent payable . . . . . . . . . . . . . . . . .        (7,018)         4,968         (2,862)
                                                                   ------------   ------------   ------------   ------------
           Net cash (used in) operating activities . . . . . . .    (1,960,103)      (280,646)      (632,009)      (329,004)
                                                                   ------------   ------------   ------------   ------------
Cash flows from investing activities:
   Acquisition of franchises . . . . . . . . . . . . . . . . . .       (50,000)                      (75,000)
   Purchases of fixed assets . . . . . . . . . . . . . . . . . .       (81,864)       (54,181)       (13,030)       (30,351)
   Purchase of United States Treasury bills  . . . . . . . . . .    (1,231,842)                     (243,880)
   Sales of United States Treasury bills . . . . . . . . . . . .       246,807                       250,000
                                                                   ------------   ------------   ------------   ------------
           Net cash (used in) investing activities . . . . . . .    (1,116,899)       (54,181)       (81,910)       (30,351)
                                                                   ------------   ------------   ------------   ------------
Cash flows from financing activities:
   Proceeds from public offering . . . . . . . . . . . . . . . .     4,163,609
   Proceeds from (repayment of) stockholder loans  . . . . . . .      (375,000)       253,468        (23,700)          (235)
   Proceeds from notes payable . . . . . . . . . . . . . . . . .                      101,648        225,000
   Repayment of notes payable  . . . . . . . . . . . . . . . . .       (94,742)        (2,892)       (15,024)       (73,252)
   Purchase of treasury stock  . . . . . . . . . . . . . . . . .                       (6,000)
   Deferred registration costs . . . . . . . . . . . . . . . . .                      (25,000)                     (150,756)
   Proceeds from Bridge loan and rights to receive bridge units      1,000,000                                    1,000,000
   Repayment of Bridge loan  . . . . . . . . . . . . . . . . .      (1,000,000)
   Promissory note receivable  . . . . . . . . . . . . . . . . .                                                    (15,000)
                                                                   ------------   ------------   ------------   ------------
           Net cash provided by financing activities . . . . .       3,693,867        321,224        186,276        760,757
                                                                   ------------   ------------   ------------   ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . .       616,865        (13,603)      (527,643)       401,402

Cash and cash equivalents - beginning of period  . . . . . . . .        37,991         51,594        654,856         37,991
                                                                   -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD  . . . . . . . . . . .   $   654,856    $    37,991    $   127,213    $   439,393
                                                                   ===========    ===========    ===========    ===========

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
     Interest  . . . . . . . . . . . . . . . . . . . . . . . . .   $    49,006    $     2,795    $    12,633    $    33,563
     Income taxes  . . . . . . . . . . . . . . . . . . . . . . .         1,925          3,578          1,900          1,925
Supplemental schedule of noncash activities:
   Franchise costs acquired by the issuance of 181,250 shares of common stock for the partnership interest of
     Pumpernickel Partners, L.P. and the capital stock of
     Bagel Partners, Inc.  . . . . . . . . . . . . . . . . . . .       289,547
   Compensatory issuance of common stock . . . . . . . . . . . .        60,000
   The Company acquired all of the assets of two franchises
     in October 1996 and one franchise in February 1997
     for the following:
       Forgiveness of outstanding accounts receivable  . . . . .   $    12,487                   $     8,796
       Issuance of 115,007 shares of common stock  . . . . . . .       115,007
       Issuance of 8,264 shares of common stock  . . . . . . . .                                       8,264
       Assumption of capital lease obligations . . . . . . . . .       180,830
                                                                   ------------                  ------------
                                                                       308,324                        17,060
       Cash paid . . . . . . . . . . . . . . . . . . . . . . . .        50,000                        75,000
                                                                   ------------                  ------------
                 Total amount attributed to fixed assets . . . .   $   358,324                   $    92,060
                                                                   ============                  ===========

                 The accompanying notes to financial statements
                          are an integral part hereof.

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

          (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE A) - The Company and Basis of Presentation:

        The Company operates and franchises retail bagel stores and sells its products wholesale to commercial accounts and food service operators. In May 1996, the Company effected a 28,187.5 for 1 stock split of its common stock in the form of a stock dividend payable to shareholders of record on April 1, 1996. The accompanying financial statements reflect the stock split retroactively.

        The accompanying financial statements for the periods through May 13, 1996 include the combined accounts of the Company and two affiliated companies which were under common control. On May 13, 1996, the Company acquired the two affiliated entities for 181,250 shares of its common stock. The transaction was accounted for as a purchase of the interests of the unaffiliated owners of the acquired entities resulting in an excess of the fair value of shares issued over the fair value of the unaffiliated parties interests of $289,547, which amount was assigned to franchise costs. The shares issued to affiliated parties were valued at the book amount of their interests. All significant intercompany balances and transactions were eliminated in combination.

        In order to assist the Company in satisfying working capital requirements, three stockholders of the Company have agreed to defer repayment of the stockholder loans (see Note F) and to loan up to $300,000 to the Company, as needed. The new loans will bear interest at 12% per annum and are payable on the earlier of June 30, 1998 or such time as the Company has $750,000 of funds in bank accounts, money market funds and United States Treasury Bills (the "Liquidity Date"). Additionally, two officers of the Company have agreed to defer a portion of their salaries (see Note G[2]).

(NOTE B) - Summary of Significant Accounting Policies:

        [1]    Inventory:

               Inventory is stated at the lower of cost (first-in, first-out) or market.

        [2]    Depreciation:

               Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets.

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

          (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE B) - Summary of Significant Accounting Policies:  (continued)

        [3]    Franchise fees:

               Franchise fees include fees earned from area development agreements and franchise agreements.

               Under an area development agreement, a developer purchases the right to develop a specified area for future franchises. Area development fees are recognized as revenue on a pro rata basis as each store in the area is opened.

               Generally, franchise agreements provide for a franchise fee of $30,000 for a franchisee's first store and $25,500 for subsequent stores. A deposit is required at the signing of the franchise agreement and the balance is payable when the franchisee obtains a lease commitment for the site. The Company's initial obligations under the franchise agreement are to provide operational guidelines and manuals, to assist in and approve the proposed site selection and to provide training to the franchisee. Revenues are recognized when substantially all material obligations have been provided, historically upon opening of the respective store.

        [4]    Royalty income:

               Franchise agreements provide for royalties of 4% of gross sales, which are recognized as income when earned.

        [5]    Cash and cash equivalents:

               The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

        [6]    Long-lived assets:

               In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company records impairment losses on long-lived assets used in operations, including intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such losses have been recorded.

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

          (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE B) - Summary of Significant Accounting Policies:  (continued)

        [7]  Use of estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates.

        [8]    Stock-based compensation:

               During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB No. 25 in accounting for its employee stock option incentive plans (see Note J).

        [9]    Net loss per share:

               Net loss per share is calculated using the weighted-average number of shares of common stock outstanding during each period retroactively adjusted for the 28,187.5 to 1 split and the shares issued for affiliated entities described in Note A. Common stock issuable upon the exercise of stock options and warrants is not included in the calculation as the effect would be antidilutive.

      [10]     Unaudited financial statements:

               In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company's financial position at March 31, 1997 and results of operations and cash flows for the three-month periods ended March 31, 1997 and March 31, 1996. The financial statements as of March 31, 1997 and for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

          (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE B) - Summary of Significant Accounting Policies:  (continued)

      [11]     New accounting pronouncement:

               In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share". SFAS 128 establishes new standards for computing and presenting earnings per share. SFAS 128 is effective for periods ending after December 15, 1997. The Company has not yet quantified what effect, if any, the adoption of SFAS 128, will have on its net (loss) per share of common stock.

(NOTE C) - Fixed Assets:

        Fixed assets consist of the following:

                                 December 31,     March 31,
                                    1996            1997              Life
                                 ----------      ----------      -------------
Furniture and fixtures. . . .    $  297,518      $  304,281      7 to 15 years
Machinery and equipment . . .       660,905         755,447      5 to 15 years
Leasehold improvements. . . .       577,651         581,436      Life of leases
                                 ----------      ----------

          T o t a l . . . . .     1,536,074       1,641,164

Less accumulated depreciation       296,596         350,198
                                 ----------      ----------

          B a l a n c e . . .    $1,239,478      $1,290,966
                                 ==========      ==========


(NOTE D) - Intangible Assets:

        Intangible assets at cost, are amortized using the straight-line method and consist of the following:

                                        December 31,   March 31,
                                            1996         1997          Life
                                        -----------    --------      --------
        Franchise costs . . . . . . .    $289,547      $289,547      15 years
        Organization cost . . . . . .      48,099        48,099       5 years
        Trademark costs . . . . . . .       3,000         3,000      15 years
                                         --------     ---------

                  T o t a l . . . . .     340,646       340,646

        Less accumulated amortization      39,947        46,978

                  B a l a n c e . . .    $300,699      $293,668
                                         =========     ========

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

          (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE E) - Capital Lease Obligations:

     Capital lease obligations consist of the following:

                                                    December 31,      March 31,
                                                       1996             1997
                                                    -----------       --------
     Equipment leases collateralized by
        certain equipment, bearing interest at
        rates from 11% to 22% and requiring
        aggregate monthly payments of $7,435
        through April 2001 . . . . . . . . . .       $184,844          $169,820

     Less current portion. . . . . . . . . . .         51,918            48,144
                                                     --------          --------
     Long-term portion . . . . . . . . . . . .       $132,926          $121,676
                                                     ========          ========


        Future maturities at March 31, 1997 are as follows:

                  Year Ending
                  December 31,                  Amount
                  -----------                  --------
                     1997 . . . . . . . . . .  $ 36,894
                     1998 . . . . . . . . . .    47,754
                     1999 . . . . . . . . . .    55,816
                     2000 . . . . . . . . . .    25,592
                     2001 . . . . . . . . . .     3,764
                                               --------

                            T o t a l . . . .  $169,820
                                               ========

(NOTE F) - Stockholder Loans:

        Stockholder loans are payable in monthly installments aggregating $12,000 including interest at 10% commencing January 1, 1997. Effective April 1, 1997 the stockholders of the Company have agreed to defer their principal and interest payments until the earlier of January 1, 1998 or the Liquidity Date.

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

     (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE G) - Commitments:

        [1]    Operating leases:

               The Company leases its commissary space and store locations under various operating leases which expire between December 1997 and January 2006. Future minimum rental payments as of March 31, 1997 are approximately as follows:

               Year Ending
               December 31,                        Amount
               ------------                      ----------
                  1997. . . . . . . . . . . . .  $  237,993
                  1998. . . . . . . . . . . . .     280,517
                  1999. . . . . . . . . . . . .     155,420
                  2000. . . . . . . . . . . . .     130,542
                  2001. . . . . . . . . . . . .     131,382
                  Thereafter. . . . . . . . . .     534,893
                                                 ----------
                          T o t a l . . . . . .  $1,470,747
                                                 ==========

               Rent expense for the years ended December 31, 1996 and December 31, 1995 was $198,142 and $170,526, respectively. Rent expense for the three months ended March 31, 1997 and March 31, 1996 was $77,370 and $45,993, respectively. Rent expense under the Company's lease for its commissary and one store, which provides for scheduled rent increases, is recognized on a straight-line basis over the term of the lease.

        [2]    Employment agreements:

               The Company has entered into three year employment agreements, effective as of January 1, 1996 with two officers providing for aggregate annual salaries of $330,000 with annual increments of 10%. Commencing July 1, 1997, the officers have agreed to defer an aggregate of $7,000 per month of their salaries through the earlier of January 1, 1998 or The Liquidity Date.

               The Company has also entered into agreements with two employees, one of which provides for an annual salary of $105,000 through December 31, 1998 and the other of which provides for an annual salary of $100,000 through May 15, 1997.

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

     (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE H) - Income Taxes:

        The Company has a deferred tax asset of approximately $500,000 and $1,000,000 at December 31, 1996 and March 31, 1997, respectively, which is attributable principally to net operating loss carryforward. The deferred tax asset is fully reserved because the realization of such benefit could not be established. Prior to May 7, 1996, Big City qualified as an S corporation for federal and state income tax purposes and an affiliated entity (Note A) was taxed as a partnership. Accordingly, all losses incurred by the companies prior to May 7, 1996 were reportable by the stockholders and partners and are not available as carryforwards to the Company.

(NOTE I) - Franchises:

        During 1996 the Company entered into franchise agreements for nineteen stores, none of which were opened as of December 31, 1996. During 1995 the Company entered into franchise agreements for twelve stores, of which nine were opened in 1996. At December 31, 1996 and March 31, 1997 there were eight franchised stores and six Company owned stores in operation. Deferred franchise fees represent fees received in advance of store openings.

        Effective October 1996, the Company repurchased two previously sold franchise stores for an aggregate of $50,000 cash, 115,007 shares of the Company's common stock valued at $115,007 and the assumption of capital lease obligations aggregating $181,000. Assets acquired consisted of machinery and equipment and leasehold improvements. The results of operations include the activities of these stores from the acquisition date.

        The following unaudited pro forma data gives effect to the above acquisitions as though they had occurred upon the opening of the franchise stores (March and April 1996).

                                            Year Ended
                                            December 31,
                                               1996
                                           ------------

        Total revenues. . . . . . . . . .  $ 2,627,180

        Net loss. . . . . . . . . . . . .   (2,749,763)

        Net loss per common share . . . .     $(.65)

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

     (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE I) - Franchises:  (continued)

        The unaudited pro forma information is not necessarily indicative of results of operations that would have occurred had the acquisitions been made upon the opening of the stores, or of future results of operations of the Company.

        Effective February 1997, the Company repurchased one previously sold franchise store for $75,000 in cash and 8,264 shares of the Company's common stock valued at $8,264. Assets acquired consisted of machinery and equipment. The results of operations include the activity of this store from the acquisition date.

(NOTE J) - Common Stock:

        [1]    Stock options:

               The Company applies APB No. 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. The effect of applying SFAS No. 123 on 1996 pro forma net loss and the pro forma net loss for the three months ended March 31, 1997 is not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss in 1996 and for the three months ended March 31, 1997 would have been approximately $2,582,000 or $0.62 per share and $983,000 or $0.20 per share, respectively. The weighted-average fair value of the options granted during 1996 is estimated at $2.65 per share on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 70%, risk-free interest rate of 6.18% and expected life of six years. The weighted-average fair value of the options granted during the three months ended March 31, 1997 is estimated at $3.69 per share on the date of the grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 70%, risk-free interest rate of 6.90% and expected life of six years.

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

     (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE J) - Common Stock:  (continued)

        [1]    Stock options:  (continued)

               The Company adopted its 1996 Performance Equity Plan (the "Plan") which provides for the issuance of awards of up to 350,000 shares of common stock to employees, officers, directors and consultants. The awards, which generally vest over four years, may consist of incentive stock options, nonqualified options, restricted stock awards, deferred stock awards, stock appreciation rights and other awards as described in the Plan. In March 1996, the Company granted a restricted stock award of 15,000 shares of common stock vesting in March 1998, to an employee. At March 31, 1997 and December 31, 1996 the Company has reserved 335,000 shares of common stock for issuance under the Plan.

               Additional information with respect to the Plan's activity is summarized as follows:



                                                      Year Ended                  Three Months Ended
                                                  December 31, 1996                 March 31, 1997
                                                  -----------------               -------------------
                                                              Weighted-                      Weighted-
                                                               Average                        Average
                                                               Exercise                       Exercise
                                               Shares           Price          Shares          Price
                                               ------           -----          ------          -----
Options outstanding at
   beginning of period. . .                                                     32,000          $3.93
Options granted . . . . . .                     32,000          $3.93           50,000          $5.375
                                                -------                        -------
Options outstanding at
   end of period. . . . . .                     32,000          $3.93           82,000          $4.81
                                                =======                        =======
Options exercisable at
   end of period. . . . . .                      2,000          $8.50           52,000          $5.50
                                                 ======                        =======


(continued)

                                      F-15






                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

     (Information with respect to March 31, 1997 and for the three months ended
     March 31, 1997 and March 31, 1996 is unaudited)

(NOTE J) - Common Stock:  (continued)

        [1]    Stock options:  (continued)

               The following tables summarize information about stock options outstanding and exercisable:

               (i)  At December 31, 1996


                                    Options Outstanding
                                    -------------------
                                          Weighted-                          Options Exercisable
                                           Average                      ----------------------------
                                          Remaining       Weighted-                        Weighted-
                                         Contractual       Average                          Average
      Range of            Number             Life          Exercise         Number         Exercise
   Exercise Price       Outstanding       (in Years)        Price        Exercisable         Price
   --------------       -----------       ----------        -----        -----------         -----
   $3.25 to $4.00         30,000             10.2           $3.63

       $8.50               2,000              9.5            8.50             2,000          $8.50
                          -------                                            ------
                          32,000             10.1           $3.93             2,000          $8.50
                          =======                                            ======


               At December 31, 1996, options for 303,000 shares of common stock were available for future grant under the Plan.

               (ii)  At March 31, 1997



                                    Options Outstanding
                         -------------------------------------------
                                          Weighted-                           Options Exercisable
                                           Average                      ----------------------------
                                          Remaining       Weighted-                        Weighted-
                                         Contractual       Average                          Average
      Range of            Number             Life          Exercise         Number         Exercise
   Exercise Price       Outstanding       (in Years)        Price        Exercisable         Price
   --------------       -----------       ----------        -----        -----------         -----
   $3.25 to $4.00          30,000             9.9          $3.63

       $5.375              50,000            10.0          $5.375            50,000          $5.375
                                                                            -------
        $8.50               2,000             9.3          $8.50              2,000          $8.50
                           -------                                          -------
                           82,000                                            52,000          $5.50
                           =======                                          =======


               At March 31, 1997, options for 253,000 shares of common stock were available for future grant under the Plan.

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

     (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE J) - Common Stock:  (continued)

        [2]    Warrants and unit purchase options:

               As at March 31, 1997 and December 31, 1996, the Company has the following warrants and unit purchase options outstanding:

                           Shares Reserved  Exercise   Expiration
                             for Issuance     Price       Date
                           ---------------  --------    ---------
Class A warrants (i) (ii)
   (iv). . . . . . . . . .   1,793,750       $4.50    May 7, 2000
Class B warrants (ii) (iv)     250,000        8.00    May 7, 2000
Unit purchase option (iii)     225,000       (iii)    May 7, 2001

          (i) Consists of 1,293,750 warrants included in the units issued in connection with the initial public offering and 500,000 warrants included in the bridge units (Note K).

         (ii) Redeemable at $.05 per warrant providing the market value of the Company common stock reaches certain levels.

        (iii) The underwriters were issued a purchase option for 112,500 units, each unit consisting of one share of common stock and one warrant. The unit purchase option is exercisable at a price of $4.80 per unit. The warrant included in the unit is exercisable for one share of common stock at a price of $4.50 per share. Both the unit purchase option and the underlying warrants expire May 7, 2001.

         (iv) The Company is contemplating an offering whereby the exercise price of the Class A warrants and Class B warrants will be reduced to $2.50 per share for a period of 60 days (plus up to 30 additional days at the Company's discretion) (the "Special Exercise Period") upon the effective date of the offering. During the Special Exercise Period, each Class A warrant entitles the holder thereof to purchase, at a price of $2.50, one share of common stock and one new Class A warrant which expires on May 7, 2000 ("New Class A Warrant"). New Class A Warrants become exercisable upon the expiration of the Special Exercise Period. If the offering derives at least $2,000,000 of gross proceeds from the exercise of the Class A warrants, then the exercise price of the Class A warrants and the New Class A Warrants will be $2.50 per share until the expiration date of such warrants. If the offering derives less than $2,000,000

(continued)

                              BIG CITY BAGELS, INC.

                          NOTES TO FINANCIAL STATEMENTS

     (Information with respect to March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996 is unaudited)

(NOTE J) - Common Stock:  (continued)

        [2]    Warrants and unit purchase options:  (continued)

         (iv)  (continued)

                  of gross proceeds from the exercise of the Class A warrants, then the exercise price of the Class A warrants and the New Class A Warrants will be $4.50 per share until the expiration of such warrants. Additionally, during the Special Exercise Period, one Class B warrant will entitle the holder thereof to purchase, at a price of $2.50, one share of common stock and one New Class A Warrant. Upon expiration of the Special Exercise Period the Class B warrants revert to their original form (see Note K).

(NOTE K) - Bridge Financing:

        In January 1996, the Company completed a bridge financing, pursuant to which it issued (i) an aggregate of $1,000,000 principal amount of promissory notes, which bear interest at the rate of 8% per annum and (ii) the right to receive upon the completion of the public offering an aggregate of 500,000 bridge units and 500,000 Class B redeemable common stock purchase warrants ("Class B warrants"). Each bridge unit consists of one share of common stock and one Class A warrant. Two Class B warrants, together, entitle the holder to purchase one share of common stock for $8.00 through May 7, 2000. The units and warrants were valued at $684,000 and were accounted for as a debt discount which was fully amortized as of the consummation of the public offering. The promissory notes were repaid with the proceeds of the public offering.

(NOTE L) - Subsequent Event:

        On July 2, 1997 the Company increased the number of shares of common stock authorized to 25,000,000.

=====================================      =====================================


NO DEALER, SALESPERSON OR ANY OTHER         1,793,750 SHARES OF COMMON STOCK
PERSON HAS BEEN AUTHORIZED TO GIVE ANY       UNDERLYING CLASS A REDEEMABLE
INFORMATION OR TO MAKE ANY                   COMMON STOCK PURCHASE WARRANTS
REPRESENTATIONS IN CONNECTION WITH THIS
OFFERING OTHER THAN THOSE CONTAINED IN      2,293,750 NEW CLASS A REDEEMABLE
THIS PROSPECTUS AND, IF GIVEN OR MADE,       COMMON STOCK PURCHASE WARRANTS
SUCH INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN           2,293,750 SHARES OF COMMON STOCK
AUTHORIZED BY THE COMPANY OR BY THE        UNDERLYING NEW CLASS A REDEEMABLE
UNDERWRITER. THIS PROSPECTUS DOES NOT        COMMON STOCK PURCHASE WARRANTS
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY          500,000 SHARES OF COMMON STOCK
SECURITY OTHER THAN THE SECURITIES           UNDERLYING CLASS B REDEEMABLE
OFFERED BY THIS PROSPECTUS, OR AN OFFER      COMMON STOCK PURCHASE WARRANTS
TO SELL OR A SOLICITATION OF AN OFFER TO
BUY ANY SECURITIES BY ANY PERSON IN ANY
JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED OR IS
UNLAWFUL. THE DELIVERY OF THIS
PROSPECTUS SHALL NOT, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE INFORMATION HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO THE DATE OF
THIS PROSPECTUS.

         ----------------------

            TABLE OF CONTENTS

                                                    BIG CITY BAGELS, INC.

                                       PAGE
                                       ----
Prospectus Summary...................... 3
Risk Factors............................ 7
Use of Proceeds.........................12
Price Range of Securities...............12
Dilution................................13
Capitalization..........................14
Dividend Policy.........................14
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations............15                 ----------
Business................................19                 PROSPECTUS
Management..............................25                 ----------
Principal Shareholders..................28
Certain Relationships and Related
   Transactions.........................29
Description of Securities . ............29
Shares Eligible for Future Sale.........34
Legal Matters...........................34
Experts.................................34
Available Information...................34
Index to Financial Statements..........F-1



                                                             , 1997



=====================================      =====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 721 through 726, inclusive, of the New York Business Corporation Law ("BCL") authorizes New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors.

         Section 402(b) of the BCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit directors' personal liability to the corporation or its shareholders for damages arising out of certain alleged breaches of their duties as directors. The BCL, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) acts or omissions made in bad faith or which involved intentional misconduct or a knowing violation of law; (ii) the declaration of dividends or other distributions or repurchase or redemption of shares in violation of the BCL; (iii) the distribution of assets after dissolution or making of loans to directors in violation of the BCL; or (iv) any transaction from which the director derived a financial profit or other advantage to which he was not legally entitled.

         The Company's Restated Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Section 402(b) of the BCL. In addition, the By-Laws of the Company provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by the Company against reasonable expenses, including attorney's fees, and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Company. The indemnification provided by the Company's ByLaws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

ITEM 25.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

         The Company estimates that expenses payable by it in connection with the Offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

SEC registration fee....................................................    $   1,927.08
Nasdaq filing fee.......................................................        2,226.48
Printing expenses.......................................................       20,000.00
Accounting fees and expenses............................................       20,000.00
Legal fees and expenses (other than Blue Sky)...........................       30,000.00
Blue sky fees and expenses (including legal and filing fees)............       30,000.00
Nasdaq filing fees......................................................        7,500.00
Miscellaneous...........................................................       18,346.44
                                                                             -----------
         Total..........................................................     $130,000.00
                                                                             ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following securities were issued by the Company within the past three years and were not registered under the Securities Act.


                                                              CONSIDERATION
                                                               RECEIVED AND                               IF OPTION,
                                                              DESCRIPTION OF                              WARRANT OR
                                                             UNDERWRITING OR                              CONVERTIBLE
                                                            OTHER DISCOUNTS TO         EXEMPTION           SECURITY,
                                                               MARKET PRICE               FROM             TERMS OF
                                                NUMBER         AFFORDED TO            REGISTRATION        EXERCISE OR
DATE OF SALE           TITLE OF SECURITY         SOLD           PURCHASERS              CLAIMED           CONVERSION
------------           -----------------         ----           ----------              -------           ----------
-------------------------------------------------------------------------------------------------------------------------
9/94 and 8/95        Common Stock              281,875     $24,000                          4(2)        N/A
-------------------------------------------------------------------------------------------------------------------------
1/96 - 12/96         options to                 32,000     options granted - no             4(2)        exercisable for
                     purchase Common                       consideration                                ten years from
                     Stock granted to                      received by                                  date of grant at
                     employees                             Company until                                exercise prices
                                                           exercise                                     ranging from
                                                                                                        $3.25 to $8.50
-------------------------------------------------------------------------------------------------------------------------
3/31/96              Common Stock               15,000     restricted stock                 4(2)        N/A
                                                           issued to employee
-------------------------------------------------------------------------------------------------------------------------
5/13/96              Common Stock              181,250     assets of two                    4(2)        N/A
                                                           franchises
-------------------------------------------------------------------------------------------------------------------------
12/19/96             Common Stock               54,055     assets of franchise              4(2)        N/A
-------------------------------------------------------------------------------------------------------------------------
12/31/96             Common Stock               60,952     assets of franchise              4(2)        N/A
-------------------------------------------------------------------------------------------------------------------------
2/1/97               Common Stock                8,264     assets of franchise              4(2)        N/A
-------------------------------------------------------------------------------------------------------------------------


ITEM 27.  EXHIBITS

          (a) The following exhibits are filed as part of this Registration
Statement:




                                                                                        Incorporated
                                                                                        by Reference         No. in
Exhibit No.      Description                                                            from Document       Document
-----------      -----------                                                            -------------       --------
2.1              Form of Agreement and Plan of Contribution among the                         A                2.1
                 Company and the partners of Pumpernickel Partners, L.P.

3.1              Restated Certificate of Incorporation                                        A                3.1

3.1.2            Amendment to Restated Certificate of Incorporation                           *

3.2              Restated By-laws                                                             A                3.2

4.1              Form of Common Stock Certificate                                             A                4.1

4.2              Form of  Class A Warrant Certificate                                         A                4.2

4.3              Form of Class A Warrant Agreement between Continental Stock                  A                4.3
                 Transfer & Trust Company and the Company

4.3.1            Form of Amendment to Form of Class A Warrant Agreement                       *
                 between Continental Stock Transfer & Trust Company and the
                 Company

4.4              Form of Class B Warrant                                                      A                4.4

4.4.1            Form of Amendment to Class B Warrant                                         *

5.1              Opinion of Graubard Mollen & Miller                                          *

10.1             Form of Financial Consulting Agreement between the Company                   A               10.1
                 and the Underwriter

10.2             Employment Agreement between the Company and Mark                            A               10.2
                 Weinreb

10.2.1           Amendment to Employment Agreement between the Company                        *
                 and Mark Weinreb

10.3             Employment Agreement between the Company and Jerry Rosner                    A               10.3

10.3.1           Amendment to Employment Agreement between the Company                        *
                 and Jerry Rosner

10.4             1996 Performance Equity Plan                                                 A               10.4

10.5             Master Distribution Agreement, dated January 1, 1996, between                A               10.5
                 the Company and Sysco Food Services of Los Angeles, Inc.

10.6             Form of Franchise Agreement                                                  A               10.6

10.7             Form of Area Development Agreement                                           A               10.7

10.8             Form of Founders' Shareholder Agreement                                      A               10.8



                                                                                        Incorporated
                                                                                        by Reference         No. in
Exhibit No.      Description                                                            from Document       Document
-----------      -----------                                                            -------------       --------
10.9.1           Consolidation Agreement and Promissory Note, dated April 30,                 A              10.9.1
                 1996, between the Company and Mark Weinreb

10.9.1(a)        Agreement to Loan Funds and Amendment to Consolidation                       *
                 Agreement and Promissory Note, dated April 30, 1996, between the Company and Mark Weinreb

10.9.2           Consolidation Agreement and Promissory Note, dated April 30,                 A              10.9.2
                 1996, between the Company and Stanley Weinreb

10.9.2(a)        Agreement to Loan Funds and Amendment to Consolidation                       *
                 Agreement and Promissory Note, dated April 30, 1996, between the Company and Stanley Weinreb

10.9.3           Consolidation Agreement and Promissory Note, dated April 30,                 A              10.9.3
                 1996, between the Company and Stanley Raphael

10.9.3(a)        Agreement to Loan Funds and Amendment to Consolidation                       *
                 Agreement and Promissory Note, dated April 30, 1996, between the Company and Stanley Raphael

23.1             Consent of Richard A. Eisner & Company, LLP                                  *

23.2             Consent of Graubard Mollen & Miller (included in Exhibit 5.1)                *

24.1             Power of Attorney (included in signature page to Registration                #
                 Statement)

99.1             Notice to Holders of Class A Warrants                                        *

-------------------
*    Filed herewith.

#    Previously filed.

A The Company's Registration Statement on Form SB-2 (No. 333-2154) declared effective by the Commission on May 7, 1996.

          ITEM 28. UNDERTAKINGS.

          The undersigned Company hereby undertakes to:

         1. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         The undersigned Company hereby undertakes to:

          1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (c) include any additional or changed material information in the plan of distribution;

         2. For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hicksville, State of New York, on July 2, 1997.

                                         BIG CITY BAGELS, INC.



                                         By:      /s/ Mark Weinreb
                                            -----------------------
                                             Mark Weinreb, Chairman of the Board
                                              and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.




                                                    Chairman of the Board, Chief
                                                    Executive Officer and Chief
/s/ Mark Weinreb                                    Financial Officer (and principal
----------------------------                        accounting officer)                                   July 2, 1997
Mark Weinreb

      *                                             President and Director                                July 2, 1997
----------------------------
Jerry Rosner

      *                                             Vice President and Director                           July 2, 1997
----------------------------
Stanley Weinreb

      *                                             Secretary and Director                                July 2, 1997
----------------------------
Stanley Raphael

                                                    Director                                              July 2, 1997
----------------------------
Stephen J. Drescher

*By /s/ Mark Weinreb
   -------------------------
  Mark Weinreb as Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.      Description
----------       ------------
3.1.2            Amendment to Restated Certificate of Incorporation

4.3.1            Form of Amendment to Form of Class A Warrant Agreement between Continental Stock
                 Transfer & Trust Company and the Company

4.4.1            Form of Amendment to Form of Class B Warrant

5.1              Opinion of Graubard Mollen & Miller

10.2.1           Amendment to Employment Agreement between the Company and Mark Weinreb

10.3.1           Amendment to Employment Agreement between the Company and Jerry Rosner

10.9.1(a)        Agreement to Loan Funds and Amendment to Consolidation Agreement and Promissory Note,
                 dated April 30, 1996, between the Company and Mark Weinreb

10.9.2(a)        Agreement to Loan Funds and Amendment to Consolidation Agreement and Promissory Note,
                 dated April 30, 1996, between the Company and Stanley Weinreb

10.9.3(a)        Agreement to Loan Funds and Amendment to Consolidation Agreement and Promissory Note,
                 dated April 30, 1996, between the Company and Stanley Raphael

23.1             Consent of Richard A. Eisner & Company, LLP

23.2             Consent of Graubard Mollen & Miller (included in Exhibit 5.1)

99.1             Notice to Holders of Class A Warrants




                         STATEMENT OF DIFFERENCES
                         -------------------------

The registered trademark symbol shall be expressed as .... 'r'